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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WATTS WATER TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
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Watts Water Technologies, Inc.
March 30, 2012

Dear Stockholder:

        It is my pleasure to invite you to attend our 2012 Annual Meeting of Stockholders, which will be held on Wednesday, May 16, 2012 at 9:00 a.m. at our executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845. On the pages following this letter you will find the notice of our 2012 Annual Meeting, which lists the business matters to be considered at the meeting, and the proxy statement, which describes the business matters listed in the notice. Following completion of the scheduled business at the 2012 Annual Meeting, we will report on our operations and answer questions from stockholders.

        Whether or not you plan to attend the 2012 Annual Meeting, your vote is important and we encourage you to vote promptly. You may vote your shares by telephone or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are provided on the proxy card.

        We hope that you will be able to join us at the 2012 Annual Meeting.

Sincerely,
DAVID J. COGHLAN President and Chief Executive Officer

WATTS WATER TECHNOLOGIES, INC.
815 Chestnut Street
North Andover, MA 01845

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 16, 2012

To the Stockholders of
Watts Water Technologies, Inc.

        Notice is hereby given that the 2012 Annual Meeting of Stockholders of Watts Water Technologies, Inc., a Delaware corporation, will be held at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845, on Wednesday, May 16, 2012, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect eight directors to our Board of Directors, each to hold office until our 2013 Annual Meeting of Stockholders and until such director's successor is duly elected and qualified; and

  2.
  To ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

        The stockholders will also consider and act upon any other matters that may properly come before the Annual Meeting.

        Only stockholders of record at the close of business on March 21, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
KENNETH R. LEPAGE General Counsel, Executive Vice President of Administration and Secretary

North Andover, Massachusetts
March 30, 2012

i

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS
May 16, 2012

PROXY STATEMENT

 INFORMATION ABOUT THE ANNUAL MEETING

        Our 2012 Annual Meeting of Stockholders will be held on Wednesday, May 16, 2012 at 9:00 a.m., local time, at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845. For directions to our principal executive offices, please visit the 2012 Annual Meeting page on our website at http://www.wattswater.com/2012annualmeeting. If you have any questions about the 2012 Annual Meeting, please contact Kenneth Lepage, our corporate Secretary, by telephone at (978) 688-1811 or by sending a written request for information addressed to Kenneth Lepage at our principal executive offices.

Information About this Proxy Statement

        You have received this proxy statement because the Board of Directors of Watts Water Technologies, Inc. (which we also refer to as Watts Water or the Company) is soliciting your proxy to vote your shares at the 2012 Annual Meeting of Stockholders and at any adjournment or postponement of the 2012 Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on March 21, 2012 are entitled to receive notice of and to vote at the Annual Meeting.

        We are mailing this proxy statement and the accompanying proxy on or about March 30, 2012 to our stockholders of record as of March 21, 2012. We are also mailing our Annual Report for the fiscal year ended December 31, 2011 to such stockholders concurrently with this proxy statement. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is available on our website at http://www.wattswater.com. If you are a stockholder and would like a copy of our Annual Report on Form 10-K or any of its exhibits sent to you, we will send you one without charge. Please address all such requests to Kenneth Lepage at the address provided above.

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 16, 2012

        The proxy statement and annual report to security holders are available at http://www.wattswater.com/2012annualmeeting.

 Information About Voting

        Each share of our class A common stock, par value $0.10 per share, outstanding on the record date is entitled to one vote, and each share of our class B common stock, par value $0.10 per share, outstanding on the record date is entitled to ten votes. As of the close of business on March 21, 2012, there were outstanding and entitled to vote 29,768,126 shares of class A common stock and 6,953,680 shares of class B common stock.

        Stockholders of Record.    Stockholders of record may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

  •
  By telephone—Stockholders of record located in the United States and Canada can vote by calling the toll-free telephone number listed on the proxy card and following the instructions on the proxy card;

  •
  By Internet—Stockholders of record can vote over the Internet by visiting the website listed on the proxy card and following the instructions on the proxy card; or

  •
  By mail—Stockholders of record may vote by mail by signing, dating and mailing the enclosed proxy card and returning it in the enclosed prepaid envelope.

        You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than that of your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or by telephone, or (4) sending a written revocation to our corporate Secretary at our principal executive offices. If a choice is specified in a proxy, shares represented by that proxy will be voted in accordance with such choice. If no choice is specified, the proxy will be voted "FOR" each of the eight nominees for the board of directors and the ratification of the selection of KPMG LLP. Attending the Annual Meeting will not revoke your proxy unless you specifically request that it be revoked.

        Beneficial Owners.    If you are a beneficial owner and your shares are held in "street name" by a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You will need to follow the instructions of the holder of record in order to vote your shares. Many banks and brokers offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or broker on your voting instruction form. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the Annual Meeting in order to vote.

Quorum; Required Votes; Abstentions and Broker Non-Votes

        The presence, in person or by proxy, of outstanding shares of class A common stock and class B common stock representing a majority of the total votes entitled to be cast is necessary to constitute a quorum for the transaction of business at our Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" occurs when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary authority to vote on that matter. A nominee holder has discretionary authority under the rules of the New York Stock Exchange to vote your shares on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, even if the nominee holder does not receive voting instructions from you, but will not have discretionary authority to vote on the election of directors at the Annual Meeting.

        Election of Directors.    Under our by-laws, the eight director nominees receiving the highest number of affirmative votes out of the total number of votes represented by shares present (either in person or by proxy) and entitled to vote at the meeting will be elected as directors. You may vote for all of the director nominees, withhold your vote from all of the director nominees or withhold your vote from any one or more of the director nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

        Ratification of Our Independent Registered Public Accounting Firm.    Under our by-laws, the affirmative vote of the holders of a majority of the votes present or represented at the Annual Meeting and entitled to be cast will be required for approval of the ratification of the selection of KPMG LLP as our independent registered public accounting firm (Proposal 2). If you submit a proxy or attend the meeting but choose to abstain from voting on this proposal, you will be considered present at the meeting and entitled to vote on such proposal. As a result, an abstention will have the same effect as if you had voted against such proposal. Broker non-votes, however, will have no effect on the proposal because they will not be considered to have been entitled to vote on such proposal.

 Solicitation of Proxies

        We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares held of record by them, and we will reimburse them for their reasonable expenses.

Other Business to be Considered

        Our management does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted in accordance with the direction of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board has nominated each of the individuals named below for election as a director. If elected, each nominee will serve until our 2013 Annual Meeting of Stockholders and until such director's successor has been duly elected and qualified. Proxies will be voted for each of the nominees named below unless otherwise specified in the proxy. All of the nominees are presently members of our Board. Management does not contemplate that any of the nominees will be unable to serve, but in that event, proxies solicited hereby may be voted for a substitute nominee designated by our Board or our Board may choose to reduce the number of directors serving on the Board. Holders of shares representing votes sufficient to elect each of the nominees named below have indicated to us their intention to vote in favor of such nominees. Current Board member Ralph E. Jackson, Jr. is not standing for reelection at the 2012 Annual Meeting and the number of directors will be reduced to eight at the time of the 2012 Annual Meeting.

        Our Board of Directors recommends that stockholders vote FOR the election of each nominee as a director of Watts Water Technologies, Inc.

 Information as to Nominees for Director

        Set forth below are the names of the nominees for our Board of Directors, their ages, principal occupations for at least the past five years, the years they originally became members of our Board of Directors and certain other information. The information provided below is current as of February 1, 2012 except for the ages of the nominees, which are current as of May 16, 2012, the date of our 2012 Annual Meeting.

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
Robert L. Ayers	66	Mr. Ayers was Senior Vice President of ITT Industries and President of ITT Industries' Fluid Technology from October 1999 until September 2005. Mr. Ayers continued to be employed by ITT Industries from September 2005 until his retirement in September 2006, during which time he focused on special projects for the company. ITT Industries' Fluid Technology manufactures a broad range of pumps, mixers, controls and treatment systems. Mr. Ayers joined ITT Industries in 1998 as President of ITT Industries' Industrial Pump Group. Mr. Ayers served as a member of the Board of Directors of T-3 Energy Services, Inc., a provider of oil field products and services, from August 2007 to January 2011. We believe Mr. Ayers' qualifications to serve on our Board include his extensive international, channel management, operations and sales and marketing experience with manufacturing companies in the fluid control industry.	2006
Bernard Baert	62

Mr. Baert has served as Senior Vice President and President, Europe and International of PolyOne Corporation since January 2010. Mr. Baert served as Senior Vice President and General Manager, Color and Engineered Materials—Europe and Asia for PolyOne Corporation from 2006 to December 2009 and as Vice President and General Manager, Color and Engineered Materials—Europe and Asia from 2000 to 2006. From 1995 to September 2000, Mr. Baert was General Manager, Color—Europe for M.A. Hanna Company, the predecessor to PolyOne Corporation. PolyOne Corporation is a worldwide provider of specialty polymer materials, services and solutions. Prior to joining M.A. Hanna, Mr. Baert was General Manager, Europe for Hexcel Corporation and spent 17 years with Owens Corning where he served as a plant manager and held various positions in the areas of cost control and production. We believe Mr. Baert's qualifications to serve on our Board include his extensive general management and manufacturing experience, international experience, particularly in Europe, and his experience executing and integrating acquisitions in Europe, Asia and South America.

			2011

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
Kennett F. Burnes	69

Mr. Burnes is the retired Chairman, President and Chief Executive Officer of Cabot Corporation, a global manufacturer of specialty chemicals and performance materials. He was Chairman of the Board of Directors from 2001 to March 2008, President from 1995 to January 2008 and Chief Executive Officer from 2001 to January 2008. Prior to joining Cabot Corporation in 1987, Mr. Burnes was a partner at the Boston-based law firm of Choate, Hall & Stewart, where he specialized in corporate and business law for nearly 20 years. Mr. Burnes has been a member of the Board of Directors of State Street Corporation, a provider of financial services to institutional investors, since 2003. Mr. Burnes' community activities include being a member of the Dana Farber Cancer Institute's Board of Trustees, a member of the Board of Trustees of the New England Conservatory, Chairman of the Board of Trustees of the Schepens Eye Research Institute and a member of the Board of Trustees of the Epiphany School. We believe Mr. Burnes' qualifications to serve on our Board include his experience as an operating executive and chief executive officer of an international manufacturing company and his nearly 20 years of experience as a corporate attorney representing public companies.

			2009
Richard J. Cathcart	67

Mr. Cathcart was Vice Chairman and a member of the Board of Directors of Pentair, Inc. from February 2005 until his retirement in September 2007. Mr. Cathcart served as President and Chief Operating Officer of Pentair's Water Technologies Group from January 2001 until February 2005. Mr. Cathcart also served as Executive Vice President and President of Pentair's Water Technologies Group from February 1996 to January 2001 and as Executive Vice President, Corporate Development from March 1995 to February 1996. Pentair is a diversified manufacturing company. Pentair's Water Group provides products and systems used in the movement, storage, treatment and enjoyment of water. Mr. Cathcart is also a member of the Board of Directors of Fluidra S.A., an international manufacturer of accessories and products for swimming pools, irrigation, and water treatment and purification systems. We believe Mr. Cathcart's qualifications to serve on our Board include his familiarity with our industry stemming from his service as an operating executive with an international manufacturing company in the fluid control industry, his strategic planning expertise and his extensive international experience as a business executive and as a board member of a public company based in Europe.

			2007

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
David J. Coghlan	53

Mr. Coghlan became our Chief Executive Officer and President in January 2011. He previously served as our Chief Operating Officer from January 2010 to January 2011 and as President of North America and Asia from June 2008 to January 2010. Prior to joining our Company, Mr. Coghlan served as Vice President of Global Parts for Trane Inc. from April 2004 through May 2008. Trane is a global manufacturer of commercial and residential heating, ventilation and air conditioning equipment. Mr. Coghlan also held several management positions in the United States and internationally within the Climate Control Technologies segment of Ingersoll-Rand Company Limited, a manufacturer of transport temperature control units and refrigerated display merchandisers, from 1995 to December 2003. Before joining Ingersoll-Rand, Mr. Coghlan worked for several years with the management consulting firm of McKinsey & Co. in both the United Kingdom and the United States. We believe Mr. Coghlan's qualifications to serve on our Board include his extensive experience as an operating executive with several international manufacturing companies and his depth of knowledge about our Company and our industry.

			2011
W. Craig Kissel	61

Mr. Kissel previously was employed by Trane Inc. from 1980 until his retirement in September 2008. During his time at Trane, Mr. Kissel served as President of Trane Commercial Systems from 2004 to June 2008, President of WABCO Vehicle Control Systems from 1998 to 2003, President of Trane's North American Unitary Products Group from 1994 to 1997 and Vice President of Marketing of Trane's North American Unitary Products Group from 1992 to 1994 and held various other management positions at Trane from 1980 to 1991. Trane is a global manufacturer of commercial and residential heating, ventilation and air conditioning equipment, and WABCO is a leading worldwide supplier of commercial vehicle control systems. From 2001 to 2008, Mr. Kissel served as Chairman of Trane's Corporate Ethics and Integrity Council, which was responsible for developing the company's ethical business standards. Mr. Kissel also served in the U.S. Navy from 1973 to 1978. Mr. Kissel has served as a director of Chicago Bridge & Iron Company since May 2009. Chicago Bridge & Iron Company engineers and constructs some of the world's largest energy infrastructure projects. We believe Mr. Kissel's qualifications to serve on our Board include his experience managing manufacturing businesses, his familiarity with commercial and residential construction markets, international experience, product management and distribution experience, and his experience developing ethical business standards at Trane.

			2011

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
John K. McGillicuddy	68

Mr. McGillicuddy was employed by KPMG LLP, a public accounting firm, from June 1965 until his retirement in June 2000. In June 1975, Mr. McGillicuddy was elected into the Partnership of KPMG LLP, where he served as Audit Partner, SEC Reviewing Partner, and Partner-in-Charge of Professional Practice. Mr. McGillicuddy is a former Chairman of the Better Business Bureau of Massachusetts. Mr. McGillicuddy is a member of the Board of Directors of Brooks Automation, Inc., a worldwide provider of automation, vacuum and instrumentation solutions to the global semiconductor and related industries. Mr. McGillicuddy is also a member of the Board of Directors of Cabot Corporation, a manufacturer of specialty chemicals and performance materials. We believe Mr. McGillicuddy's qualifications to serve on our Board include his 35 years of experience working in public accounting and his experience serving as a director of two other publicly traded international manufacturing companies.

			2003
Merilee Raines	56

Ms. Raines has served as Chief Financial Officer of IDEXX Laboratories, Inc. since October 2003. Prior to becoming Chief Financial Officer, Ms. Raines held several management positions with IDEXX, including Corporate Vice President of Finance, Vice President and Treasurer of Finance, Director of Finance, and Controller. IDEXX Laboratories develops, manufactures and distributes diagnostic and information technology products and services for pet and production animal health, water quality and milk safety, and human point-of-care diagnostics. We believe Ms. Raines' qualifications to serve on our Board include her extensive financial and accounting experience with a similarly sized international manufacturing company.

			2011

Director Compensation

        Non-employee directors are compensated for their service as directors. Mr. Coghlan is the only member of our Board of Directors who is an employee of Watts Water, and he does not receive any additional compensation for his service as a director. Set forth below is a description of the annual compensation arrangements in effect for our non-employee directors during 2011.

Annual retainer:	$60,000
Additional annual retainer for the Chairman of the Board of Directors:	$20,000
Additional annual retainer for the Chairman of the Audit Committee:	$15,000
Additional annual retainer for the Chairman of the Compensation Committee:	$10,000
Additional annual retainer for the Chairman of the Nominating and Corporate Governance Committee:	$5,000
Fair market value of annual grant of class A common stock:	$60,000

        We also reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and for fees and reasonable out-of-pocket expenses for their attendance at director education seminars and programs they attend at the request of the Board.

        Mr. McGillicuddy served as both the Chairman of the Board of Directors and the Chairman of the Audit Committee during 2011, but he elected to receive only the additional $20,000 annual retainer for his service as Chairman of the Board of Directors and to forego the additional $15,000 annual retainer for his service as Chairman of the Audit Committee.

        Each non-employee director receives an annual grant of stock under our 2004 Stock Incentive Plan with a fair market value on the date of grant equal to $60,000. Our Board typically approves grants of stock awards to non-employee directors at its regularly scheduled third quarter meeting. We have adopted a practice that annual stock awards for non-employee directors are granted on the third business day following the release of our second quarter earnings to the public. The purpose for setting this grant date is to ensure that we are using a date when the public markets have a maximum amount of information about our financial performance and have had a sufficient amount of time to understand and react to such information. The Board also typically grants a pro-rated stock award to Board members who are elected to the Board for the first time during the Board term. The Board's practice is to grant such awards on the third business day following the first earnings release after such director's election. The Board granted 2,065 shares of class A common stock to each of Mr. Ayers, Mr. Baert, Mr. Burnes, Mr. Cathcart, Mr. Jackson, Mr. McGillicuddy, and Ms. Raines on August 5, 2011. The Board also granted 400 shares of Class A Common Stock to Ms. Raines on March 1, 2011 in connection with her initial election as a member of the Board and 1,260 shares of Class A Common Stock to Mr. Kissel on November 7, 2011 in connection with his initial election to the Board.

        For the 2011-2012 Board term, we instituted a program under which our non-employee directors may defer receipt of the annual grant of shares of class A common stock issuable to them under our 2004 Stock Incentive Plan. If any dividends are paid on our class A common stock during the period in which the stock is deferred, the non-employee director is credited with cash in the amount he or she would have received if the shares had been issued and held by the director at the time the dividend was paid. The accrued dividends will be distributed, without interest, in cash at the time that the stock is issued to the director at the end of the deferral period chosen by such director. Mr. Ayers, Mr. Burnes, Mr. Cathcart and Mr. McGillicuddy elected to defer their 2011 stock awards.

        Our non-employee directors are subject to stock ownership guidelines. These guidelines stipulate that each non-employee director should own shares of our class A common stock with a market value of at least $180,000. It is expected that this ownership level will generally be achieved within a three-year period beginning when a director is first elected to the Board. For purposes of determining a director's compliance with these ownership guidelines, any deferred shares are considered held by the director. The Compensation Committee reviews each non-employee director's compliance with these guidelines on an annual basis. Compliance is typically measured based on stock ownership as of the last day of the second quarter. At the end of the second quarter of 2011, all of our non-employee directors who had been a member of our Board for three or more years were in compliance with our stock ownership guidelines.

        The following table contains information on compensation for the non-employee members of our Board of Directors during the fiscal year ended December 31, 2011.

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Robert L. Ayers	60,000		59,988	—	—		119,988
Bernard Baert	30,000		59,988	—	—		89,988
Kennett F. Burnes	62,500		59,988	—	—		122,488
Richard J. Cathcart	70,000		59,988	—	—		129,988
Ralph E. Jackson, Jr.	60,000		59,988	—	—		119,988
W. Craig Kissel	15,000		44,982	—	—		59,982
Kenneth J. McAvoy(3)	32,500		—	—	103,028	(4)	135,528
John K. McGillicuddy	80,000		59,988	—	—		139,988
Gordon W. Moran(3)	35,342	(5)	—	—	—		35,342
Merilee Raines	60,000		75,004	—	—		135,004

(1)
The amounts in this column reflect the grant date fair value of the restricted stock awards granted during 2011 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 12 to our audited consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2012. The amounts reflected in this column for Mr. Ayers, Mr. Burnes, Mr. Cathcart and Mr. McGillicuddy were deferred under our non-employee director stock deferral program described above.

(2)
There were no stock options granted to our non-employee directors during 2011. Mr. McGillicuddy held stock options for the purchase of 3,094 shares of Class A Common Stock as of December 31, 2011. All of Mr. McGillicuddy's stock options were fully vested prior to 2011. None of our other non-employee directors hold any stock options.

(3)
Mr. McAvoy and Mr. Moran retired from our Board of Directors at the 2011 Annual Meeting of Stockholders held on May 11, 2011.

(4)
Consists of retirement benefit payments under our employee pension plan and supplemental employee retirement plan.

(5)
Includes payment of $5,342 of deferred director fees and accrued interest.

        As a former employee of Watts Water, Mr. McAvoy receives retirement benefit payments under our pension plan and our supplemental employee retirement plan. Retirement benefit payments received by Mr. McAvoy pursuant to these plans are reflected in the All Other Compensation column in the above table.

        Beginning in 1992 and continuing through the end of 1999, we agreed to defer payment of director fees earned by Mr. Moran for his service as a member of our Board of Directors. The deferred payments accrue interest in June and December of each year at the short-term annual applicable federal rate. Mr. Moran stopped deferring payment of his director fees at the beginning of 2000. We paid Mr. Moran 10% of the deferred fees balance plus accrued interest in each of February and June 2011. The Fees Earned or Paid in Cash column of the above table includes the aggregate amount of $5,342 in deferred fees and interest paid to Mr. Moran during 2011. As of December 31, 2011, the remaining balance of deferred fees was $22,825.

 CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

        We believe that good corporate governance and an environment of the highest ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and employed by other public companies. We also review guidance and interpretations provided from time to time by the SEC and the New York Stock Exchange and consider changes to our corporate governance policies and practices in light of such guidance and interpretations.

Role of Our Board of Directors

        Our Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. It appoints executive officers and oversees succession planning and our executive officers' performance and compensation. Our Board oversees the development of fundamental operating, financial and other corporate plans, strategies and objectives, and conducts a year-long process which culminates in Board review and approval each year of a business plan, a capital expenditures budget and other key financial and business objectives.

        Members of our Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings and by participating in meetings of the Board and its committees. We regularly review key portions of our business with the Board, and we introduce our executives to the Board so that the Board can become familiar with our key employees. In addition, we hold periodic strategy sessions between members of senior management and the Board, during which members of the senior management team provide in-depth reviews of various aspects of our business operations and discuss our strategy with respect to such operations.

        In 2011, our Board met five times and each incumbent director who will be standing for election at the 2012 Annual Meeting attended at least 75% of the total number of meetings of the Board and all committees of the Board on which the director served.

        The Role of our Board in Risk Oversight.    The Board's role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to Watts Water, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from senior management to enable it to understand our risk identification, risk management and risk mitigation processes and strategies. When a committee receives a report on a particular risk, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next full Board meeting. This enables the Board and its committees to coordinate the risk oversight role. As part of its charter, the Audit Committee discusses the guidelines and policies that govern the process by which our exposure to risk is assessed and managed by management.

        Board Leadership Structure.    We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting the strategic direction for Watts Water, providing day-to-day leadership and managing our performance. The Chairman of the Board provides guidance to our Chief Executive Officer, works with our Chief Executive Officer to set the agenda for Board meetings and presides over meetings of the full Board, including executive sessions of the non-management and independent directors.

 Performance of Our Board

        Our Board considers it important to continually evaluate and improve its effectiveness and that of its committees. Our Board and each of its standing committees conduct annual self-evaluations. The Nominating and Corporate Governance Committee oversees our Board's self-evaluation process. The results of each committee's annual self-evaluation are reported to the full Board.

Business Ethics and Compliance

        We have adopted a Code of Business Conduct applicable to all officers, employees and Board members worldwide. The Code of Business Conduct is posted in the "Investor Relations" section of our website at http://www.wattswater.com. Any amendments to, or waivers of, the Code of Business Conduct which apply to our Chief Executive Officer, Chief Financial Officer, Corporate Controller or any person performing similar functions will be disclosed on our website within four business days of the date of such amendment or waiver.

Independence of Non-Employee Directors

        The listing standards of the New York Stock Exchange require companies listed on the New York Stock Exchange to have a majority of independent directors. The New York Stock Exchange listing standards generally provide that a director will not be independent unless such director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, a director is not independent if (1) the director is, or has been within the last three years, employed by us, or an immediate family member is, or has been within the last three years, one of our executive officers, (2) the director or a member of the director's immediate family has received during any twelve-month period within the last three years more than $120,000 in direct compensation from us other than director and committee fees and pension or other deferred compensation for prior service, (3) the director or an immediate family member is a current partner of a firm that is our internal or external auditor, the director is a current employee of such a firm, the director has an immediate family member who is a current employee of such a firm and who personally works on our audit, or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time, (4) the director or a member of the director's immediate family is, or has been within the last three years, employed as an executive officer of another company where one of our executive officers at the same time serves or served on the compensation committee of such company, or (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        In February 2012, our Board reviewed all relationships between Watts Water and each non-employee director to determine compliance with the New York Stock Exchange standards described above and to evaluate whether there are any other facts or circumstances that might impair a director's independence. Based on its review, the Board determined that Mr. Ayers, Mr. Baert, Mr. Burnes, Mr. Cathcart, Mr. Jackson, Mr. Kissel, Mr. McGillicuddy and Ms. Raines are independent directors.

Corporate Governance Guidelines

        Our Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board's policies on governance issues. The Corporate Governance Guidelines are posted in the "Investor Relations" section of our website at http://www.wattswater.com.

 Executive Sessions

        In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session at least quarterly. The Chairman of the Board or, in his absence, a director chosen by the non-management directors in attendance, presides at such meetings.

Communications with the Board

        Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, individual directors or non-management or independent directors as a group. All correspondence will be forwarded to the intended recipient(s).

Annual Meeting Attendance

        Directors are encouraged to attend our annual meetings of stockholders. Seven of our directors attended the 2011 Annual Meeting of Stockholders either in person or by telephone conference call.

Committees of the Board

        Our Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee is composed solely of directors determined by the Board to be independent under the applicable New York Stock Exchange and SEC rules. The Board has adopted a written charter for each standing committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee in the "Investor Relations" section of our website at http://www.wattswater.com. The Board also appoints from time to time ad hoc committees to address specific matters.

        Audit Committee.    The Audit Committee currently consists of Mr. McGillicuddy (Chairman), Mr. Baert, Mr. Burnes and Ms. Raines. The Board has made a determination that each of the members of the Audit Committee satisfies the independence requirements of the New York Stock Exchange as well as Rule 10A-3 under the Securities Exchange Act of 1934. In addition, the Board has determined that Mr. McGillicuddy and Ms. Raines are "audit committee financial experts," as defined by SEC rules. During 2011, the Audit Committee held eight meetings. Our Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and the performance of our internal audit function. This includes the selection and evaluation of our independent registered public accounting firm, the oversight of our systems of internal accounting and financial controls, the review of management's assessment and management of risk, the review of the annual independent audit of our financial statements, the review of our Code of Business Conduct, the establishment of "whistle-blowing" procedures, and the oversight of other compliance matters.

        Compensation Committee.    The Compensation Committee currently consists of Mr. Cathcart (Chairman), Mr. Ayers, Mr. Jackson and Mr. Kissel. During 2011, the Compensation Committee held six meetings. Our Compensation Committee is responsible for shaping the principles, strategies and compensation philosophy that guide the design and implementation of our employee compensation programs and arrangements. Its primary responsibilities are to:

  •
  evaluate the performance of our Chief Executive Officer and, either as a committee or together with the independent members of our Board of Directors, determine the compensation of our Chief Executive Officer;

  •
  review and approve the compensation of our other executive officers;

  •
  approve annual performance bonus targets and objectives and the annual bonus amounts paid to our executive officers under our Executive Incentive Bonus Plan;

  •
  approve all stock awards granted under our 2004 Stock Incentive Plan and the participants in our Management Stock Purchase Plan;

  •
  review and submit its recommendations to our Board of Directors on compensation for non-employee directors;

  •
  review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement; and

  •
  monitor our policies and practices for the development and succession of senior management.

        The Compensation Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary in order to perform its duties and responsibilities. The Chairman of the Compensation Committee works with our Chief Executive Officer to establish the agenda for each meeting. Compensation Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee as well as materials that members of the Compensation Committee request. The Compensation Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members when the Compensation Committee deems it appropriate to do so in order to carry out its responsibilities.

        The Compensation Committee is authorized under its charter to retain consultants to assist it in the evaluation of executive compensation and to approve the fees and other retention terms for its consultants. The Compensation Committee has retained Pearl Meyer & Partners as a compensation consultant to review our compensation programs and provide advice to the Compensation Committee with respect to executive compensation. Pearl Meyer does not provide any other services to Watts Water. As appropriate, the Compensation Committee also looks to our human resources department to support the Compensation Committee in its work and to provide necessary information.

        The Compensation Committee has conducted a review and assessment of risk as it relates to our compensation policies and practices and determined that our compensation policies and practices do not encourage excessive or inappropriate risk taking and are not reasonably likely to cause a material adverse effect on Watts Water.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee currently consists of Mr. Burnes (Chairman), Mr. Ayers, Mr. Baert, Mr. Cathcart, Mr. Jackson, Mr. Kissel, Mr. McGillicuddy and Ms. Raines. During 2011, the Nominating and Corporate Governance Committee held four meetings. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of stockholders. The Nominating and Corporate Governance Committee is also responsible for periodically reviewing our Corporate Governance Guidelines and recommending any changes thereto, overseeing the evaluation of the Board and management, and approving related person transactions.

Director Candidates

        The Nominating and Corporate Governance Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to our corporate Secretary, Kenneth Lepage, at our principal executive offices and marked to the attention of the Nominating and Corporate Governance Committee. In order to be considered for inclusion as a nominee for director in our proxy statement for our 2013 Annual Meeting of Stockholders, a recommendation must be received no later than November 30, 2012. Recommendations must be in writing and must contain the information set forth in Section IV.C of the Nominating and Corporate Governance Committee charter, which is available in the "Investor Relations" section of our website at http://www.wattswater.com, or on written request to our corporate Secretary at our principal executive offices.

        In addition to considering candidates suggested by stockholders, the Nominating and Corporate Governance Committee may consider potential candidates suggested by current directors, company officers, employees, third-party search firms and others. The Nominating and Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Nominating and Corporate Governance Committee's review is typically based on any written materials provided with respect to the potential candidate. The Nominating and Corporate Governance Committee determines whether the candidate meets our minimum qualifications and possesses specific qualities and skills for directors and whether requesting additional information or an initial screening interview is appropriate.

        Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures described later in this proxy statement under "Stockholder Proposals".

        Mr. Baert and Mr. Kissel, who are standing for election as members of our Board of Directors for the first time at the 2012 Annual Meeting, were recommended to the Nominating and Corporate Governance Committee by a third-party search firm.

        Criteria and Diversity.    In considering whether to recommend any candidate for nomination to the Board, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in Exhibit A to the Nominating and Corporate Governance Committee charter. At a minimum, the Nominating and Corporate Governance Committee must be satisfied that the recommended nominee has the highest personal and professional integrity, sound business and strategic judgment, the ability to devote sufficient time and energy to the Board, and the ability and will to challenge management while refraining from assuming management's role, and the nominee must not serve on more than two public company boards in addition to our Board. The Nominating and Corporate Governance Committee also considers experience in our industry or markets, international business experience, experience serving on the boards of public companies, experience acquiring companies and diversity of background and experience to be favorable characteristics in evaluating recommended nominees. Our Corporate Governance Guidelines and our Nominating and Corporate Governance Committee charter specify that the Nominating and Corporate Governance Committee and the Board understand the importance of diversity among members of the Board to our long-term success. Diversity encompasses a wide range of individual characteristics and experiences, including such things as gender, age, race, sexual orientation, national origin, religion, political affiliation, marital status, disability, and geographic background. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the members of the Board, considered as a group, should provide an appropriate mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Compensation Committee Interlocks and Insider Participation

        During 2011, Mr. Ayers, Mr. Cathcart, Mr. Jackson, Mr. Kissel and Mr. Moran served as members of the Compensation Committee of our Board of Directors. None of the directors who served as members of the Compensation Committee during 2011 is or has been an executive officer or employee of Watts Water.

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions

  Transactions with Related Persons

        As more fully described in the "Principal Stockholders" section of this proxy statement, Timothy P. Horne controls approximately 69.8% of the voting power of our stock. Mr. Horne has served as a director emeritus of the Company since his retirement from our Board of Directors in May 2010. Pursuant to the Company's by-laws, Mr. Horne was last appointed as a director emeritus by our Board of Directors on May 3, 2011 to serve a one-year term beginning on the date of our 2011 Annual Meeting and ending on the date of our 2012 Annual Meeting. As a director emeritus, Mr. Horne may be invited by our Board to attend meetings of the Board of Directors or any committee of the Board of Directors but he does not have the right to vote and he is excluded from the number of directors for quorum and other purposes.

        In September 1996, we entered into a Supplemental Compensation Agreement with Mr. Horne, who was at that time our Chief Executive Officer and President, which provided that Mr. Horne would provide consulting services to us and receive certain compensation following his retirement as an employee of the Company. Mr. Horne retired as an employee on December 31, 2002. Under the agreement, as amended, Mr. Horne has agreed to provide consulting services to us for 300 to 500 hours per year so long as he is physically able. We agreed to pay Mr. Horne the greater of (i) one-half of the average of Mr. Horne's annual base salary as an employee of Watts Water during the three years immediately prior to his retirement or (ii) $400,000 for each calendar year following Mr. Horne's retirement until the date of his death, subject to certain cost-of-living increases each year. We paid Mr. Horne $521,888 for his consulting services in 2011. In the event of a change of control of the Company, Mr. Horne has the right to elect to receive a lump-sum payment instead of continuing to receive annual consulting fee payments. If Mr. Horne elects to receive the lump-sum payment, his obligation to provide consulting services to us terminates. The lump-sum payment would equal the present value of $23,650 monthly for life and would be determined with reference to discount rates and mortality tables applicable under our pension plan and an adjustment for inflation. If Mr. Horne elects to receive a lump-sum payment following a change of control of the Company, we also agreed to make a tax gross-up payment to him to cover all federal, state and local taxes payable by him with respect to the lump-sum payment. We also agreed to provide lifetime benefits to Mr. Horne, including use of secretarial services, use of an office at our corporate headquarters, retiree health insurance, reimbursement of tax and financial planning expenses, automobile maintenance expenses, one club membership, an indemnification agreement and payment of travel expenses when visiting our facilities in the course of providing consulting services to us. Our obligations to make the above-described payments to Mr. Horne and to provide the above-described benefits will not be affected or limited by Mr. Horne's physical inability to provide consulting services to us if such disability should occur.

  Policies and Procedures for Related Person Transactions

        Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Watts Water is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board's Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The Nominating and Corporate Governance Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of Watts Water. The Nominating and Corporate Governance Committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the annual consolidated gross revenues of Watts Water; and

  •
  a transaction that is specifically contemplated by provisions of our charter or bylaws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our class A and class B common stock as of January 31, 2012, by:

  •
  each person or entity known by us to own beneficially more than 5% of either class of our common stock;

  •
  each of our directors;

  •
  each of the executive officers named in the summary compensation table; and

  •
  all of our current directors and executive officers as a group.

        In accordance with SEC rules, we have included in the number of shares beneficially owned by each stockholder all shares over which such stockholder has sole or shared voting or investment power, and we have included all shares that the stockholder has the right to acquire within 60 days after January 31, 2012 through the exercise of stock options, the settlement of restricted stock units or any other right. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of determining the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days after January 31, 2012 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of determining the percentages for any other stockholder.

	Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Number		Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Voting Power
5% Stockholders
Timothy P. Horne	6,953,061	(3)(4)	19.1	99.3	69.8
Walter J. Flowers	1,923,420	(5)	6.1	27.1	19.1
Daniel W. Horne	1,666,970	(6)	5.3	24.0	16.8
Deborah Horne	1,666,970	(6)	5.3	24.0	16.8
Peter W. Horne	1,580,770	(7)	5.1	22.2	15.6
Gabelli Funds, LLC, et al.	2,937,793	(8)	10.0	0	3.0
BlackRock, Inc.	2,285,891	(9)	7.7	0	2.3
Dimensional Fund Advisors LP	2,067,088	(10)	7.0	0	2.1
Norges Bank (The Central Bank of Norway)	1,564,195	(11)	5.3	0	1.6
Directors and Executive Officers
Robert L. Ayers	14,166	(12)	*	0	*
Bernard Baert	2,065		*	0	*
Srinivas K. Bagepalli	5,000	(13)	*	0	*
Kennett F. Burnes	10,312	(14)	*	0	*
Richard J. Cathcart	8,768	(15)	*	0	*
J. Dennis Cawte	80,198	(16)	*	0	*
David J. Coghlan	62,543	(17)	*	0	*
Ralph E. Jackson, Jr.	22,958		*	0	*
W. Craig Kissel	1,260		*	0	*
Kenneth R. Lepage	45,872	(18)	*	0	*
William C. McCartney	163,396	(19)	*	0	*
John K. McGillicuddy	14,119	(20)	*	0	*
Patrick S. O'Keefe	453,880	(21)	1.5	0	*
Merilee Raines	2,465		*	0	*
All executive officers and directors (14 persons)	435,622	(22)	1.5	0	*

*
Represents less than 1%

(1)
The address of each stockholder in the table is c/o Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, Massachusetts 01845, except that (1) the address of Gabelli Funds, LLC et al. is One Corporate Center, Rye, New York 10580, (2) the address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022, (3) the address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746, and (4) the address of Norges Bank (The Central Bank of Norway) is Bankplassen 2, PO Box 1179, Sentrum, NO 0107, Oslo, Norway.

(2)
The number of shares and percentages were determined as of January 31, 2012 in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. At that date, a total of 36,460,494 shares were outstanding, of which 29,506,814 were shares of class A common stock and 6,953,680 were shares of class B common stock. Each share of class A common stock is entitled to one vote and each share of class B common stock is entitled to ten votes. Each share of class B common stock is convertible into one share of class A common stock. A holder of shares of class B common stock is deemed to beneficially own the shares of class A common stock into which the class B shares are convertible. Shares of class A common stock are not convertible. The table's voting percentage reflects the applicable beneficial owner's one vote per share of class A common stock plus ten votes per share of class B common stock, if any, divided by the total number of possible votes.

(3)
Consists of (i) 1,834,390 shares of class B common stock and 10,671 shares of class A common stock held by Timothy P. Horne (for purposes of this footnote 3, "Mr. Horne"), (ii) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Daniel W. Horne, Mr. Horne's brother, for which Walter J. Flowers serves as sole trustee, (iii) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Deborah Horne, Mr. Horne's sister, for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 1,495,010 shares of class B common stock held by a revocable trust for the benefit of Peter W. Horne, Mr. Horne's brother, for which Peter W. Horne serves as sole trustee, (v) 22,600 shares of class B common stock held for the benefit of Tiffany R. Horne, Mr. Horne's daughter, under an irrevocable trust for which Mr. Horne serves as trustee, (vi) 147,740 shares of class B common stock held by a revocable trust for the benefit of Tiffany R. Horne, for which Walter J. Flowers serves as sole trustee, (vii) 50,000 shares of class B common stock and 10,200 shares of class A common stock held for the benefit of Tara V. Horne, Mr. Horne's daughter, under an irrevocable trust for which Walter J. Flowers and Mr. Horne serve as co-trustees, and (viii) 20,000 shares of class B common stock and 28,510 shares of class A common stock held by a trust for the benefit of Tiffany R. Horne, for which Walter J. Flowers and Mr. Horne serve as co-trustees. All of the shares of class B common stock noted in clauses (i) through (viii) (6,903,680 shares of class B common stock in the aggregate) are subject to The Amended and Restated George B. Horne Voting Trust Agreement—1997 ("1997 Voting Trust") for which Mr. Horne serves as trustee (see footnote 4 for a description of the 1997 Voting Trust). Mr. Horne has sole power to vote or direct the vote of all of the shares, sole power to dispose or to direct the disposition of 1,877,861 of the shares, and shared power to dispose or to direct the disposition of 5,075,200 of the shares.

(4)
6,903,680 shares of class B common stock in the aggregate (see footnote 3) are subject to the terms of the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee's right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the "Determination Power"). In the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Daniel J. Murphy III and Walter J. Flowers (each, a "Successor Trustee" and collectively, the "Successor Trustees"), shall thereupon become co-trustees of the 1997 Voting Trust. If a Successor Trustee shall cease to serve as such for any reason, then a third person shall become a co-trustee with the remaining two Successor Trustees, in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, an individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. In the event that the Successor Trustees do not unanimously concur on any matter not specifically contemplated by the terms of the 1997 Voting Trust, the vote of a majority of the Successor Trustees shall be determinative. The 1997 Voting Trust expires on August 26, 2021, subject to extension on or after August 26, 2019 by stockholders (including the trustee of any trust stockholder, whether or not such trust is then in existence) who deposited shares of class B common stock in the 1997 Voting Trust and are then living or, in the case of shares in the 1997 Voting Trust the original depositor of which (or the trustee of the original depositor of which) is not then living, the holders of voting trust certificates representing such shares. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. Amendments to the extension, termination and amendment provisions of the 1997 Voting Trust require the approval of each individual depositor. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to restrictions on transfer applicable to the stock that they represent. Timothy P. Horne holds 26.6% of the total beneficial interest in the 1997 Voting Trust (the "Beneficial Interest") individually, 24.1% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Daniel W. Horne are subject, 24.1% of the Beneficial Interest as trustee of a revocable trust for the benefit of Deborah Horne, 21.7% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Peter W. Horne are subject, 0.3% of the Beneficial Interest as trustee of an irrevocable trust for the benefit of Tiffany R. Horne, 0.7% of the Beneficial Interest as co-trustee of a trust for the benefit of Tara V. Horne, and 0.3% of the Beneficial Interest as co-trustee of a trust for the benefit of Tiffany R. Horne (representing an aggregate of 100% of the Beneficial Interest). Tiffany R. Horne as beneficiary of an irrevocable trust holds 0.3% of the Beneficial Interest.

(5)
Consists of (i) 1,666,970 shares of Class B Common Stock held in a revocable trust for the benefit of Daniel W. Horne for which Mr. Flowers serves as the sole trustee, (ii) 147,740 shares of Class B Common Stock held in a revocable trust for the benefit of Tiffany R. Horne for which Mr. Flowers serves as the sole trustee, (iii) 50,000 shares of class B common stock and 10,200 shares of class A common stock held in a trust for the benefit of Tara V. Horne for which Mr. Flowers and Timothy P. Horne serve as co-trustees, and (iv) 20,000 shares of class B common stock and 28,510 shares of class A common stock held in a trust for the benefit of Tiffany R. Horne for which Mr. Flowers and Timothy P. Horne serve as co-trustees. All of the shares of class B common stock noted in clauses (i) through (iv) (1,884,710 in the aggregate) are subject to the 1997 Voting Trust for which Timothy P. Horne serves as sole trustee (see footnote 4 for a description of the 1997 Voting Trust). Mr. Flowers has no power to vote or direct the vote of the shares and shared power to dispose or to direct the disposition of all of the shares. Mr. Flowers disclaims beneficial ownership of all such shares.

(6)
All of the shares are class B common stock and are held in revocable trusts. All of the shares are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust). The holders have no power to vote or direct the vote of the shares and have shared power to dispose or direct the disposition of the shares.

(7)
Consists of 35,760 shares of class A common stock and 1,545,010 shares of class B common stock, which are held in a revocable trust. 1,495,010 of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust). Peter W. Horne has sole power to vote or direct the vote of and sole power to dispose or direct the disposition of the 85,760 shares that are not subject to the 1997 Voting Trust and shared power to dispose or direct the disposition of the 1,495,010 shares that are subject to the 1997 Voting Trust.

(8)
The amount shown and the following information are based solely on a Schedule 13D/A filed with the SEC on September 23, 2011 by Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. (collectively, the "Funds") reporting their aggregate holdings of shares of class A common stock. Mario J. Gabelli directly and indirectly controls the entities filing the Schedule 13D/A, which entities are primarily investment advisors to various institutional and individual clients, including registered investment companies and pension plans, and as general partner of various private investment partnerships. Certain of these entities may also make investments for their own accounts. Gabelli Funds, LLC has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 742,500 of the shares. GAMCO Asset Management Inc. has sole power to vote or direct the vote of 2,099,293 of the shares and sole power to dispose or to direct the disposition of 2,194,793 of the shares. Teton Advisors, Inc. has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 500 of the shares. Mario Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the entities filing the Schedule 13D/A.

(9)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 10, 2012. BlackRock, Inc. has sole voting and investment power with respect to all of the shares.

(10)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 14, 2012. The Schedule 13G/A states that Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the "Funds"). In its role as investment advisor or manager, neither Dimensional Fund Advisors LP nor its subsidiaries possess voting and/or investment power over the reported shares that are owned by the Funds, and may be deemed to be the beneficial owner of the reported shares held by the Funds. However, all of the reported shares are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. Dimensional Fund Advisors LP has sole power to vote or direct the vote of 2,016,422 of the shares and sole power to dispose or direct the disposition of 2,067,088 of the shares.

(11)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 15, 2012. Norges Bank (The Central Bank of Norway) has sole voting power with respect to all of the shares, sole dispositive power with respect to 1,345,550 of the shares and shared dispositive power with respect to 218,645 of the shares.

(12)
Consists of 12,101 shares of class A common stock held by Mr. Ayers and 2,065 shares of class A common stock the receipt of which Mr. Ayers has deferred under our non-employee director stock deferral program.

(13)
Consists of shares of class A common stock issued to Mr. Bagepalli as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(14)
Consists of 8,247 shares of class A common stock held by Mr. Burnes and 2,065 shares of class A common stock the receipt of which Mr. Burnes has deferred under our non-employee director stock deferral program.

(15)
Consists of 6,703 shares of class A common stock held by Mr. Cathcart and 2,065 shares of class A common stock the receipt of which Mr. Cathcart has deferred under our non-employee director stock deferral program.

(16)
Consists of 12,499 shares of class A common stock held by Mr. Cawte, 47,500 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2012, 13,533 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after January 31, 2012, and 6,666 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(17)
Consists of 7,959 shares of class A common stock held by Mr. Coghlan, 26,250 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2012, and 28,334 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(18)
Consists of 5,710 shares of class A common stock held by Mr. Lepage, 25,250 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2012, 4,467 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after January 31, 2012,and 10,445 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(19)
Consists of 38,328 shares of class A common stock held by Mr. McCartney, 102,500 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2012, 7,012 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after January 31, 2012, and 15,556 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(20)
Consists of 8,960 shares of class A common stock held by Mr. McGillicuddy, 3,094 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2012 and 2,065 shares of class A common stock the receipt of which Mr. McGillicuddy has deferred under our non-employee director stock deferral program.

(21)
Consists of 8,832 shares of class A common stock held by a trust for the benefit of Mr. O'Keefe, 79,993 shares of class A common stock held by a trust for the benefit of Mr. O'Keefe's wife, 254,423 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2012, and 110,632 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after January 31, 2012.

(22)
Consists of 129,255 shares of class A common stock held by our current executive officers and directors, 204,594 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2012, 25,012 shares of class A common stock issuable upon settlement of restricted stock units within 60 days after January 31, 2012, 8,260 shares of class A common stock the receipt of which have been deferred under our non-employee director stock deferral program, and 68,501 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

        Our compensation philosophy is to align compensation levels closely with the creation of shareholder value. Our executive compensation program is designed to accomplish this by:

  •
  Rewarding achievement of specific annual, long-term and strategic business goals;

  •
  Attracting and retaining high caliber talent by offering total compensation and benefits that are competitive in our industry and reflect job complexity and the strategic value of the individual's position;

  •
  Setting performance goals that do not promote excessive risk while supporting our long-term financial goals;

  •
  Providing long-term retention and motivation through equity awards and stock purchase programs; and

  •
  Aligning the interests of our executives and our stockholders by promoting stock ownership.

Say on Pay

        We submitted our executive compensation program to an advisory vote of our stockholders at our 2011 Annual Meeting of Stockholders and it received the support of 96% of the total votes cast on the proposal. In addition, at our 2011 Annual Meeting we held an advisory vote on how often we should submit our executive compensation program to an advisory vote of our stockholders, and 81% of the total votes cast on this proposal were cast in favor of holding the advisory vote on our executive compensation program every three years. In accordance with the stockholder voting results, our Board of Directors has determined that future stockholder advisory votes on executive compensation will occur every three years. Accordingly, the next stockholder advisory vote on our executive compensation program will be held at our 2014 Annual Meeting of Stockholders. The next required stockholder advisory vote on the frequency of the advisory vote on executive compensation will be held in six years at our 2017 Annual Meeting of Stockholders.

        Our Board of Directors reviewed the final vote results of the 2011 advisory vote on our executive compensation program and determined that, given the significant level of support, no changes in our executive compensation policies and decisions are necessary at this time.

Compensation Mix

        Our executive compensation program uses the following elements:

  •
  Base salary, to provide fixed compensation that is competitive in the marketplace;

  •
  Annual incentive bonus compensation, to reward short-term performance against specific company-wide or business segment financial and business goals;

  •
  Long-term equity incentive compensation, to link management incentives to long-term value creation and shareholder return; and

  •
  Retirement, perquisites and other benefits, to attract and retain superior management employees over the long term.

        We believe that a significant portion of executive compensation should be variable, performance-based compensation as opposed to fixed compensation. Variable compensation includes cash bonuses under our Executive Incentive Bonus Plan for achievement of specified company-wide or business segment financial or business objectives and stock-based compensation whose value is dependent upon long-term appreciation in stock price. Fixed compensation consists primarily of an executive officer's base salary, perquisites and benefits.

        The value of our variable, performance-based compensation is split between short-term compensation in the form of a cash performance bonus and long-term compensation in the form of stock awards that vest over time. The annual cash performance bonus is intended to provide an incentive to our executives to achieve near-term operational objectives. The stock awards provide an incentive for our executives to achieve longer-term strategic business goals, which should lead to higher stock prices and increased stockholder value. We encourage our executives to shift all or a portion of their short-term variable compensation into the form of long-term compensation in order to more closely align their behavior with long-term value creation. We do this by giving our executives the option to invest all or a portion of their cash performance bonus in our stock through the purchase of discounted restricted stock units under our Management Stock Purchase Plan. Stock purchased under the Management Stock Purchase Plan vests over three years, and receipt of the stock can be deferred by the executive for an additional number of years beyond the three-year vesting period. The Management Stock Purchase Plan is discussed in greater detail below under "Elements of Compensation—Stock Plans—Management Stock Purchase Plan."

Benchmarking

        Benchmarking is only one factor, among many, that we rely on in establishing our compensation levels and program design. We use information regarding pay practices at other comparable companies in two respects. First, we use benchmarking information to evaluate whether our compensation practices are competitive in the marketplace in which we compete for executive talent. Second, this marketplace information is one of the many factors that we consider in assessing the reasonableness of our executive compensation.

        In 2011, the Compensation Committee reviewed executive compensation using compensation information from a peer group of companies for benchmarking purposes. The peer group included companies proposed by senior management and approved by the Compensation Committee in 2009 after receiving advice and input from Pearl Meyer. The peer group companies were chosen using a rules-based process to identify and select firms based on the similarity of the amount of their annual revenues to Watts Water as well as the similarity of their business models, scope of their international operations, primary standard industrial classification codes, index memberships and analyst coverage. The peer group had average annual revenue of approximately $1.5 billion for fiscal 2010, as compared to our annual revenue for fiscal 2010 of approximately $1.3 billion. The peer group comprises the following companies:

    Actuant Corporation
    Acuity Brands, Inc.
    A.O. Smith Corporation
    CIRCOR International, Inc.
    CLARCOR Inc.
    Franklin Electric Co., Inc.
    Gardner Denver, Inc.
    Graco Inc.
    IDEX Corporation
    Itron, Inc.
    Mueller Industries, Inc.
    Mueller Water Products, Inc.
    Regal Beloit Corporation
    Robbins & Myers, Inc.
    Roper Industries, Inc.

        The Compensation Committee and management also consider compensation survey data. The survey data are based on information reported in various Towers Watson and Kenexa surveys. For positions where data from multiple surveys are available, the data are averaged and, if appropriate, weighted to provide a market composite perspective.

Elements of Compensation

        Our executive compensation program consists of three primary components, each of which is intended to serve the overall compensation philosophy: base salary, an annual performance bonus, and long-term incentive awards, including purchases of restricted stock units and grants of stock options and restricted stock. In addition, we provide our executive officers with retirement benefits and limited perquisites, which are primarily intended to maintain our competitive position for attracting and retaining executive talent. Each of these programs is discussed in greater detail below.

Base Salary

        We provide each of our executive officers with a fixed salary that provides a secure base of compensation in an amount that recognizes each officer's role and responsibilities as well as experience, performance and contributions. The Compensation Committee considers base salary increases for our executive officers annually. The amount of any increase is based primarily on the executive officer's performance, level of responsibilities, leadership, experience, employee retention and internal pay equity considerations and the external competitiveness of the officer's base salary and overall total compensation. The Compensation Committee meets with the Chief Executive Officer annually to review proposed adjustments in the base salary amounts for our executive officers other than our Chief Executive Officer. As part of its review, the Compensation Committee receives and discusses with the Chief Executive Officer the individual performance evaluations of our executive officers, tally sheets setting forth the total compensation of our executive officers, including base salary, bonus potential, equity awards, pension values, perquisites and other compensation, and information regarding the competitiveness of our compensation programs relative to companies in our benchmarking peer group and other industry survey data. In recognition of the challenging economic conditions that existed throughout 2011, none of our executive officers received an increase in base salary during 2011 except for Mr. Coghlan and Mr. Cawte. Mr. Coghlan's base salary was increased from $430,000 to $600,000 in connection with his promotion in January 2011 from Chief Operating Officer to Chief Executive Officer. In determining the amount of Mr. Coghlan's base salary, the Compensation Committee relied primarily on analysis and advice provided by Pearl Meyer and peer group benchmarking information provided by Pearl Meyer. Mr. Cawte's base salary was increased from £180,000 to £200,000 in August 2011 to address concerns with respect to external competitiveness and internal pay equity.

        The Compensation Committee and the Nominating and Corporate Governance Committee typically conduct a joint review of the performance of our Chief Executive Officer each year prior to making any adjustments to his compensation. This evaluation includes a review of the same information provided to the Compensation Committee in connection with its review and evaluation of the compensation of our executive officers and a separate discussion with our Chief Executive Officer regarding his performance. However, in 2011 the Compensation Committee and the Nominating and Corporate Governance Committee did not conduct a formal review of the performance of Mr. Coghlan since he was only promoted to the position of Chief Executive Officer during the year.

Annual Performance Bonus

        Under the Executive Incentive Bonus Plan, each of our executive officers is eligible for an annual cash bonus. We offer our executives an opportunity to earn a bonus in order to focus our executives on execution against specific annual goals and reward performance based on achievement relative to such goals. For each of our executive officers, the Compensation Committee sets a target bonus amount expressed as a percentage of base salary. The Compensation Committee determines the target bonus amount for each executive officer based on a variety of factors, including competitive conditions for the executive officer's position within our peer group and in the broader employment market, length of employment, level of responsibility and experience, input from Pearl Meyer, and, in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The Compensation Committee determined the 2011 target bonus amounts for all named executive officers during the first quarter of 2011, except for Mr. Bagepalli who commenced employment with us in October 2011. The 2011 target bonus amounts for our named executive officers were as follows:

	Target as a Percent of Salary	Target in Dollars
David J. Coghlan	100%	$600,000
William C. McCartney	65%	$217,198
Srinivas K. Bagepalli	55%	$37,771	(1)
J. Dennis Cawte	50%	$157,460	(2)
Kenneth R. Lepage	55%	$140,250
Patrick S. O'Keefe(3)	—	—

(1)
Mr. Bagepalli commenced employment with us on October 17, 2011 and the target bonus amount set forth in the table represents a prorated bonus target amount for 2011. If Mr. Bagepalli had been employed with us for all of 2011, his target bonus amount would have been $184,250.

(2)
The bonus target amount shown for Mr. Cawte has been converted from British pounds into U.S. dollars based on the conversion rate of 1.5746 U.S. dollars for one British pound as of February 23, 2012.

(3)
Mr. O'Keefe resigned as our Chief Executive Officer on January 26, 2011 and did not participate in the Executive Incentive Bonus Plan in 2011.

        Corporate performance objectives under our Executive Incentive Bonus Plan are established by the end of the first quarter of each fiscal year by our Compensation Committee after consultation with our Chief Executive Officer. For 2011, participants in the Executive Incentive Bonus Plan were assigned three objectives: a sales objective, a net income or operating earnings objective, and a free cash flow objective. Our 2011 net income objective consisted of net income excluding the effect of unbudgeted restructuring, acquisitions, discontinued operations, impairments, costs associated with the departure of our former Chief Executive Officer and gains associated with the sale of a manufacturing facility in China. The free cash flow objective measures the amount of free cash generated during the fiscal year. Free cash represents the amount of cash generated by operations during the year less net capitalized expenditures. These objectives are intended to align the interests of our management team with the interests of our stockholders. We believe that the capital markets evaluate companies in our industry based primarily on their ability to grow their businesses profitably while maintaining adequate returns on their invested capital. Our bonus objectives provide an incentive to management to maintain a balanced approach to growth, with appropriate emphasis on revenues, profitability and cash flow. If we are successful in meeting or exceeding our goals under these three objectives, we believe that this will lead to the creation of additional value for our stockholders.

        The Compensation Committee, in consultation with our Chief Executive Officer, determines the relative weight to be assigned to each objective. For 2011, the Compensation Committee weighted each of the three bonus objectives equally at 33 1/3%. For each executive officer whose position is substantially tied to a business segment or unit, some or all of such officer's 2011 bonus objectives were based on the performance of such segment or unit. For 2011, Mr. Coghlan's, Mr. Lepage's and Mr. McCartney's bonuses were based on the performance of our Company as a whole. For Mr. Cawte,

70% of his bonus was based on the performance of our Europe segment and 30% of his bonus was based on the performance of the Company as a whole. For Mr. Bagepalli, 70% of his bonus was based on the performance of our North America segment and 30% of his bonus was based on the performance of the Company as a whole.

        The 2011 performance measures and related targets for the Company as a whole and our results with respect to each performance measure were as follows:

	Performance Targets (in millions)
				Actual Results (in millions)	% of Bonus Objective Achieved	Weighted Bonus % Earned
Performance Measures	0%	100%	200%
Consolidated Sales	$1,185.3	$1,317.0	$1,448.7	$1,341.8	118.8%	39.6%
Consolidated Net Income	$68.5	$76.2	$91.4	$71.6	40.2%	13.4%
Consolidated Free Cash Flow	$72.8	$80.9	$97.1	$93.6	178.4%	59.4%

Total Bonus Earned as a Percentage of Target Amount:						112.4%

        The 2011 performance measures and related targets for our Europe segment and our results with respect to each performance measure were as follows:

	Performance Targets (in millions)
				Actual Results (in millions)	% of Bonus Objective Achieved	Weighted Bonus % Earned
Performance Measures	0%	100%	200%
Europe Sales	€347.6	€386.2	€424.8	€366.9	50.0%	16.7%
Europe Net Income	€28.0	€31.1	€37.3	€20.1	0.0%	0.0%
Europe Free Cash Flow	€39.7	€44.1	€52.9	€31.9	0.0%	0.0%

Total Bonus Earned as a Percentage of Target Amount:						16.7%

        The 2011 performance measures and related targets for our North America segment and our results with respect to each performance measure were as follows:

	Performance Targets (in millions)
				Actual Results (in millions)	% of Bonus Objective Achieved	Weighted Bonus % Earned
Performance Measures	0%	100%	200%
North America Sales	$658.3	$822.8	$987.4	$814	94.8%	31.6%
North America Operating Earnings	$91.2	$114.0	$136.8	$113	95.7%	31.9%
North America Free Cash Flow	$55.5	$69.4	$83.3	$70	102.0%	34.1%

Total Bonus Earned as a Percentage of Target Amount:						97.5%

        Based on the above results, for 2011 Mr. Coghlan, Mr. Lepage and Mr. McCartney each would have earned 112.4% of his target bonus amount, Mr. Cawte would have earned 45.4% of his target bonus amount and Mr. Bagepalli would have earned 101.9% of his prorated target bonus amount. However, after reviewing the bonus calculations for 2011, the Compensation Committee exercised its discretion under the Executive Incentive Bonus Plan and reduced the weighted bonus percentage earned under the consolidated net income performance measure from 13.4% to 6.7%. The Compensation Committee decided to reduce the bonus percentage earned under the consolidated net income measure because the impact of a long-lived asset impairment charge recognized in the fourth quarter of 2011 relating to a subsidiary of the Company in Europe was not included in the net income bonus measure calculations, and the Compensation Committee believed that management should be held accountable for a portion of the impairment charge. As a result of this adjustment, the actual bonus amounts earned by our named executive officers for 2011 as a percentage of their target bonus amount were 105.7% for each of Mr. Coghlan, Mr. Lepage and Mr. McCartney, 43.4% for Mr. Cawte and 99.9% for Mr. Bagepalli.

Long-Term Incentive Compensation

        We provided long-term incentive compensation for our executive officers during 2011 in the form of the purchase of restricted stock units under our Management Stock Purchase Plan and the grant of stock options and restricted stock awards under our 2004 Stock Incentive Plan. The Compensation Committee believes in granting equity-based incentive compensation as an important component of our executive compensation program to encourage sustainable growth and long-term value creation, align the interests of our executives with those of our stockholders by exposing executives to stock price changes during the vesting or deferral periods, and to attract and retain executive talent.

        Management Stock Purchase Plan.    Our Management Stock Purchase Plan is intended to provide an incentive for our executives to purchase and hold more of our class A common stock, thereby more closely aligning their interests with the interests of our stockholders. The Compensation Committee approves the participants in the Management Stock Purchase Plan based on recommendations made by senior management. Under the Management Stock Purchase Plan, participants may elect to receive restricted stock units in lieu of all or a portion of their pre-tax annual incentive bonus and, in some circumstances, make after-tax contributions up to 100% of the participant's maximum bonus in exchange for restricted stock units. Participants are required to make an election no later than the last day of the fiscal year prior to the year in which such annual incentive bonus is earned. For 2011, Mr. Cawte elected to contribute 100% of his performance bonus to the purchase of restricted stock units, Mr. Lepage elected to contribute 75% of his performance bonus to the purchase of restricted stock units, and Mr. Coghlan and Mr. McCartney each elected to contribute 50% of his performance bonus to the purchase of restricted stock units. Mr. Bagepalli began employment with us in October 2011 and did not participate in the Management Stock Purchase Plan in 2011.

        Each restricted stock unit represents the right to receive one share of class A common stock after a three-year vesting period, and a participant may elect to defer receipt of the underlying stock for an additional period of time after the end of the vesting period. The Management Stock Purchase Plan permits a participant to defer compensation and the income taxes due thereon until the restricted stock units are converted to stock. Restricted stock units are granted at a discount of 33% from the closing sale price of our class A common stock on the date of grant. Under the terms of the Management Stock Purchase Plan, the date of grant is deemed to be the third business day after the date on which we release our year-end earnings to the public. The purpose for setting the grant date of restricted stock units three days following the release of our year-end earnings to the public is to ensure that we are using a date when the public markets have a maximum amount of information about our financial performance and have had a sufficient amount of time to understand and react to such information.

        Stock Options and Restricted Stock Awards.    The Compensation Committee typically grants stock options and restricted stock awards under the 2004 Stock Incentive Plan annually at its regularly scheduled third quarter meeting. Our Chief Executive Officer provides recommendations to the Compensation Committee on the number of stock options and restricted stock awards to be granted to our executive officers and employees, other than our Chief Executive Officer. The Compensation Committee evaluates the amount of stock option grants and restricted stock awards based on factors similar to those used to determine base salaries and annual bonuses, and also reviews information on the stock ownership of our executive officers and their compliance with our stock ownership guidelines and information on equity compensation plan dilution. Stock options and restricted stock are intended to align the interests of our executives with those of our stockholders by motivating them to achieve long-term strategic goals and thereby increase the value of our stock.

        We grant a mix of stock options and restricted stock in order to achieve a balance between the retention benefits of restricted stock and the long-term performance incentives provided by stock options. Our intention is that half of the value of an executive's equity award should be in the form of stock options and half of the value should be in the form of restricted stock. Because recipients of restricted stock receive the full market value of their shares of restricted stock rather than just the amount of any appreciation in the value of our stock after the date of grant, a share of restricted stock is considered to have more value on the date of grant than an option to purchase a share of stock. The Compensation Committee used a Black-Scholes valuation model to determine that one share of restricted stock is roughly equal in value to an option to purchase three shares of stock. Accordingly, the number of shares of restricted stock the Compensation Committee awarded to our executive officers is equal to one-third of the number of shares underlying their stock option grant. We examine this ratio periodically to ensure that the intended value is being delivered appropriately through options and restricted stock.

        Our practice is that annual equity awards under the 2004 Stock Incentive Plan should be granted as of the third business day following the release of our most recent quarterly earnings to the public. The purpose for setting the grant date of stock options on a day following the release of our most recent quarterly earnings to the public is to ensure that we are using a date when the public markets have a maximum amount of information about our financial performance and have had a sufficient amount of time to understand and react to such information.

Perquisites

        We provide our executive officers with a limited number of perquisites as part of their compensation arrangements, including the choice of receiving a cash automobile allowance or the use of an automobile leased by the Company. The amount of the automobile allowance or the maximum amount of the lease payments for the automobile used by each executive officer is determined by our Chief Executive Officer and reviewed by the Compensation Committee, and the Compensation Committee determines the maximum amount of our Chief Executive Officer's automobile allowance or lease payments. We also pay maintenance expenses for the leased automobiles and provide automobile insurance coverage under our corporate umbrella policy. We offer these perquisites as a means of providing additional compensation that is designed to be competitive with other compensation provided by companies in our peer group.

Compensation Recovery

        Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced previously paid incentive compensation, we can recoup the amount of improper payments from our Chief Executive Officer and Chief Financial Officer. In addition, we intend to implement a clawback policy in accordance with the requirements of the Dodd-Frank Act and the regulations that will be issued under that Act. We have elected to defer adoption of a clawback policy until the SEC issues guidance as to the required elements of such a policy to ensure that we are able to implement a single fully compliant policy at one time, rather than implementing a policy that may require significant modifications after the SEC regulations are issued.

Employment Agreements

        None of our executive officers has an employment agreement with us.

        We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide indemnity, including the advancement of expenses, to our directors and executive officers against liabilities incurred in the performance of their duties to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Post-Termination Compensation and Change in Control Arrangements

        None of our current executive officers had any arrangement or agreement during 2011 that provided for severance payments.

        Patrick S. O'Keefe resigned as our Chief Executive Officer, President and Director effective as of January 26, 2011. In connection with Mr. O'Keefe's resignation, we entered into a separation agreement with Mr. O'Keefe. Pursuant to the separation agreement, Mr. O'Keefe continued employment with us until August 3, 2011 and was entitled to receive $16,666.67 per month in compensation for his services, provided that, if Mr. O'Keefe's claim for short-term disability benefits under the Company's short-term disability plan was approved, Mr. O'Keefe would receive short-term disability benefits in lieu of such monthly payments. Mr. O'Keefe's claim for short-term disability benefits was approved, and he received such benefits in lieu of such monthly compensation from January 26, 2011 until August 3, 2011. Mr. O'Keefe was also provided with the continued use of his company-leased automobile through August 3, 2011. Following the termination of Mr. O'Keefe's employment on August 3, 2011 and Mr. O'Keefe's execution and non-revocation of a general release of claims, Mr. O'Keefe received the following payments and benefits pursuant to his separation agreement: (i) a cash severance payment of $2,860,000, which was equal to two years of Mr. O'Keefe's 2010 annual salary plus two years of bonus at Mr. O'Keefe's target bonus amount for 2010, payable 50% in an initial lump sum payment within ten days after August 3, 2011 and the balance in monthly installments over the following 24 months; (ii) accelerated vesting of all unvested stock options and restricted stock awards, and an extension in the time of exercise for the shorter of three years following Mr. O'Keefe's termination date or the original term of the option; (iii) a monthly cash payment equal to the monthly cost of Mr. O'Keefe's company-paid automobile lease through November 2011; (iv) a lump sum cash payment to compensate Mr. O'Keefe for four weeks' vacation time; and (v) a cash payment of $10,000 to reimburse Mr. O'Keefe for legal fees incurred in connection with the preparation of the separation agreement. The separation agreement also subjects Mr. O'Keefe to non-competition and non-solicitation covenants for a two-year period following the date of his termination. In determining the terms of the separation agreement, the Board relied in part on advice and analysis provided by Pearl Meyer with respect to post-termination compensation paid to similarly situated executives at comparable companies. We believe that the compensation provided to Mr. O'Keefe pursuant to his separation agreement was fair and reasonable for an executive officer at his level. In addition, the extended transition period afforded by the continuation of Mr. O'Keefe's employment until August 3, 2011 provided significant value to our management team as they had the benefit of Mr. O'Keefe's knowledge, experience and extensive industry contacts during that period. We also believe that providing fair and reasonable severance compensation to our departing executives on a case-by-case basis will allow us to continue to attract and retain talented executives without needing to enter into binding employment agreements as a pre-condition to their joining our Company.

        We provide retirement benefits through a recently enhanced qualified defined contribution 401(k) plan for all of our full-time eligible employees who are United States residents. Prior to 2012, eligible United States employees earned benefits under a qualified defined benefit pension plan. Effective December 31, 2011, benefits under the pension plan were frozen and our 401(k) Plan was enhanced to include company-provided core and matching contributions for all eligible United States employees. The Company makes a core contribution of 2% of eligible pay regardless of employee contribution level, and matches 100% of each employee's contribution up to a maximum of 4% of eligible pay (subject to IRS limits). All eligible United States employees can elect to save from 1% to 60% of their eligible pay, subject to annual IRS limits on deferrals ($22,000 in 2011 if age 50 or over; $16,500 otherwise) and eligible pay ($245,000 in 2011).

        Frozen legacy benefits under our pension plan are determined by years of service and compensation amounts earned before 2012. For benefits under the pension plan, 25 years is the maximum number of years of benefit service participants in the plan could accrue. Pension benefits are determined generally based on the highest five consecutive years of compensation within the last ten years of service prior to 2012. Employees who retire early receive reduced benefits under the pension plan. We discuss other material terms of the pension plan later in this proxy statement under "Executive Compensation—Pension Benefits."

        Prior to 2012, certain eligible United States employees earned additional pension benefits under an unfunded nonqualified supplemental employee retirement plan, or Supplemental Plan. Prior to 2012, to the extent that any employee's annual retirement benefits under the pension plan exceeded the limitations imposed by the Internal Revenue Code, including the limitation on the amount of annual compensation that may be included for purposes of calculating a participant's benefits (the limit was $245,000 for 2011), such excess benefits would be paid from the Supplemental Plan. In the past, we have also offered enhanced benefits under the Supplemental Plan to certain executive officers selected for participation by our Board of Directors. These enhanced benefits are provided in lieu of the excess benefits described above. Patrick S. O'Keefe and William C. McCartney were the only named executive officers who were entitled to enhanced benefits under the Supplemental Plan in 2011. In recent years, our Board of Directors has chosen not to offer enhanced benefits under the Supplemental Plan to any of our other executive officers. Excess and enhanced benefits under the Supplemental Plan were frozen effective December 31, 2011, consistent with the qualified pension plan described above. We discuss the material terms of these excess and enhanced benefits later in this proxy statement under "Executive Compensation—Pension Benefits."

        Prior to 2012, before the enhancements to our 401(k) Plan became effective, employees whose annual base pay was $90,000 or more were not eligible to receive matching contributions from the Company for amounts they contributed to our 401(k) plan. In addition, contributions to the 401(k) plan by employees whose total compensation (base pay and bonus) exceeded $110,000 in the prior year were limited to 4% of their eligible pay. As such, contributions by our executive officers to our 401(k) plan were limited to 4% of their eligible pay and they did not receive matching contributions from the Company. As an alternative, prior to 2012 we provided a Nonqualified Deferred Compensation Plan, pursuant to which employees whose base pay for the prior year was $90,000 or more could defer up to 100% of their earnings on a pre-tax basis. Participant deferrals were credited to an account, which earned returns based on the participant's selection from a list of investments. The investments generally mirror those provided in our 401(k) plan. We do not provide any matching contributions for amounts deferred under the Nonqualified Deferred Compensation Plan. The Nonqualified Deferred Compensation Plan was closed to new employee contributions after 2011 because, effective January 1, 2012, all eligible United States employees are permitted to contribute to the enhanced 401(k) plan and receive a company-provided matching contribution. For additional information on our Nonqualified Deferred Compensation Plan, please see "Executive Compensation—Nonqualified Deferred Compensation" below.

        As of December 31, 2011, Mr. Bagepalli did not participate in the pension plan since he commenced employment with us during 2011 and did not yet meet the one year of service eligibility requirement for participation in the pension plan. Mr. Cawte does not participate in the above described retirement benefit plans. Instead, we provide Mr. Cawte with an annual payment equal to 16% of his combined base salary and performance bonus for him to invest in his personal retirement savings plan.

        None of our executive officers is entitled to payment of any benefits upon a change in control of Watts Water, except that our 2004 Stock Incentive Plan, 1996 Stock Option Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested stock options, shares of restricted stock, and restricted stock units will become fully vested.

Stock Ownership Guidelines

        The Compensation Committee monitors compliance with the stock ownership guidelines approved by the Compensation Committee for all executive officers and other members of senior management. For 2011, our Chief Executive Officer was required to hold shares of our stock with a value of at least five times the amount of his base salary, our Chief Financial Officer was required to hold shares of our stock with a value of at least three times the amount of his base salary and our other executive officers were required to hold shares of our stock with a value of at least twice their base salary. In determining the number of shares owned by an executive, the Compensation Committee takes into account shares held directly, the shares underlying restricted stock units purchased by the executive under our Management Stock Purchase Plan and shares of restricted stock, but not stock options. Our officers are expected to comply with these requirements within five years of their election to their position. The Compensation Committee evaluates compliance with these guidelines in connection with making its compensation decisions and recommendations at its regularly scheduled third quarter meeting. Compliance is typically measured based on stock ownership as of the last day of the second quarter. At the end of the second quarter of 2011, all of our executive officers who had been executive officers of Watts Water for five or more years were in compliance with our stock ownership guidelines.

Impact of Regulatory Requirements

        The financial reporting and income tax consequences to Watts Water of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation paid to our executive officers. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for our executive officers with the desire to maximize the immediate deductibility of compensation, while ensuring an appropriate and transparent impact on reported earnings and other financial measures.

        In making its compensation decisions, the Compensation Committee has considered that under Internal Revenue Code Section 162(m) we are not permitted to deduct for tax purposes compensation in excess of $1 million paid to our Chief Executive officer and to each other officer (other than the Chief Executive Officer and Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Securities Exchange Act of 1934 by reason of being among the three most highly compensated executive officers. However, certain compensation that qualifies as "performance-based compensation" under the requirements of Section 162(m) is exempt from this deduction limit. As a result, the Compensation Committee has designed much of the total compensation packages for our executive officers to qualify for the performance-based compensation exemption from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m) if the Compensation Committee believes such elements are appropriate and in the best interest of the Company and its stockholders. For 2011, our annual performance bonus payments to our executives, restricted stock units purchased by our executives using their annual performance bonus, and stock option grants under our 2004 Stock Incentive Plan were tax deductible compensation under Section 162(m). Our base salary payments and restricted stock grants, as currently structured, are not considered performance-based for purposes of Section 162(m). Therefore, the value of those equity awards, in combination with the amount of base salary, in excess of $1 million paid to the executives who fall within the scope of Section 162(m) is not tax deductible by us. All of the compensation paid to our executive officers in 2011 was tax deductible.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2011.

                      The Compensation Committee
                      Richard J. Cathcart, Chairman
                      Robert L. Ayers
                      Ralph E. Jackson, Jr.
                      W. Craig Kissel

EXECUTIVE COMPENSATION

Compensation Summary

        The following table contains information with respect to the compensation for the fiscal years ended December 31, 2011, 2010 and 2009 of our Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers serving as executive officers at the end of the last completed fiscal year other than the Chief Executive Officer and Chief Financial Officer. We refer to the executive officers identified in this table as our "named executive officers."

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)		Total ($)

David J. Coghlan	2011	585,833		—	768,486	611,400	317,004	(6)	57,873		27,088	(7)	2,367,684
Chief Executive	2010	410,000		—	423,876	370,800	135,250	(8)	40,035		28,430		1,408,391
Officer & President(5)	2009	383,333		—	255,842	145,551	192,580	(9)	50,384		95,770		1,123,460

William C. McCartney	2011	334,150		—	309,937	254,750	114,766	(10)	474,078	(11)	24,759	(12)	1,512,440
Chief Financial	2010	328,717		—	348,314	309,000	105,102	(13)	365,974		24,485		1,481,592
Officer & Treasurer	2009	312,417		—	222,216	145,551	140,410	(14)	317,345		20,593		1,158,532

Srinivas K. Bagepalli President, North America(15)	2011	70,006		75,000(16)	178,500	193,500	37,837		—		3,240	(17)	558,083

J. Dennis Cawte	2011	296,025		—	137,200	101,900	—	(19)	—	(20)	128,451	(21)	663,576
Group Managing	2010	284,574		—	248,274	123,600	—	(22)	—	(20)	131,903		788,351
Director, EMEA(18)	2009	260,323		—	144,424	97,034	—	(23)	—	(20)	127,699		629,480

Kenneth R. Lepage	2011	255,000		—	248,521	152,850	37,063	(24)	64,062		17,222	(25)	774,718
General Counsel,	2010	235,000		—	228,034	185,400	30,849	(26)	37,427		10,097		726,807
Executive Vice	2009	215,625		—	145,449	97,034	29,818	(27)	20,699		15,325		523,950
President of
Administration &
Secretary

Patrick S. O'Keefe	2011	372,396	(29)	—	—	—	—		1,388,684	(30)	1,774,097	(31)	3,535,177
Former Chief	2010	701,667		—	1,120,086	741,600	—	(32)	859,143		31,430		3,453,926
Executive Officer &	2009	666,042		—	797,808	291,102	—	(33)	726,669		34,759		2,516,380
President(28)

(1)
The amounts shown in this column reflect the grant date fair value of restricted stock awards under our 2004 Stock Incentive Plan and restricted stock units purchased under our Management Stock Purchase Plan determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The amounts in this column attributable to restricted stock units purchased under our Management Stock Purchase Plan relate to restricted stock units purchased using all or a portion of the named executive officer's bonus award for the year indicated. For example, the amounts shown for 2010 include amounts attributable to restricted stock units purchased by the named executive officers on March 1, 2011 using all or a portion of their 2010 bonus award. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 12 to our audited consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2012, except for amounts attributable to the restricted stock units purchased under our Management Stock Purchase Plan on February 23, 2012 using all or a portion of the named executive officer's bonus for 2011. The fair value of each restricted stock unit purchased under the Management Stock Purchase Plan on February 23, 2012 was estimated on the date of grant using the Black-Scholes-Merton Model based on the following weighted average assumptions:

Expected life:	3.0 years
Expected stock price volatility:	38.29%
Expected dividend yield:	1.11%
Risk-free interest rate:	0.42%

  The risk-free interest rate is based on the U.S. treasury yield curve at the time of grant for the expected life of the restricted stock unit. The expected life, which is defined as the estimated period of time outstanding, of the restricted stock unit and the volatility were calculated using historical data. The expected dividend yield is our best estimate of the expected future dividend yield. Based on these assumptions, the weighted average grant date fair value of a restricted stock unit purchased on February 23, 2012 was $15.68.

(2)
The amounts shown in this column reflect the grant date fair value of stock options granted under our 2004 Stock Incentive Plan determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 12 to our audited consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2012.

(3)
The amounts shown in this column reflect amounts earned under our Executive Incentive Bonus Plan that the named executive officer elected to receive in cash. Amounts earned by our named executive officers under the Executive Incentive Bonus Plan that were used to purchase restricted stock units under our Management Stock Purchase Plan are not shown in this column. As indicated in note (1) above, the grant date fair value of restricted stock units purchased under our Management Stock Purchase Plan using all or a portion of the named executive officer's bonus are included in the amounts shown in the Stock Awards column.

(4)
The amounts shown in this column reflect the aggregate change in actuarial present value of the named executive officer's accumulated benefit under our Pension Plan and our Supplemental Plan from January 1 to December 31 of each year. The amounts shown in this column do not reflect the amounts recognized for financial statement reporting purposes. Mr. Lepage and Mr. O'Keefe had deferred compensation under our Nonqualified Deferred Compensation Plan, but they did not earn above-market or preferential returns on those amounts.

(5)
Mr. Coghlan was promoted to Chief Executive Officer and President on January 26, 2011.

(6)
Mr. Coghlan elected to use 50% of his 2011 annual bonus of $634,006, or $317,003, to purchase 11,957 restricted stock units under our Management Stock Purchase Plan as of February 23, 2012. The number of restricted stock units was determined by dividing $317,003 by $26.51, which is 67% of $39.56, the closing price of our class A common stock on February 23, 2012. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2011.

(7)
The amount indicated for Mr. Coghlan in the All Other Compensation column for 2011 consists of an automobile allowance, term life and accidental death and dismemberment insurance premiums, and the incremental cost to Watts Water of sporting event tickets used by Mr. Coghlan.

(8)
Mr. Coghlan elected to use 50% of his 2010 annual bonus of $270,500, or $135,250, to purchase 5,377 restricted stock units under our Management Stock Purchase Plan as of March 1, 2011. The number of restricted stock units was determined by dividing $135,250 by $25.15, which is 67% of $37.54, the closing price of our class A common stock on March 1, 2011. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2010.

(9)
Mr. Coghlan elected to use 50% of his 2009 annual bonus of $385,160, or $192,580, to purchase 9,691 restricted stock units under our Management Stock Purchase Plan as of February 19, 2010. The number of restricted stock units was determined by dividing $192,580 by $19.87, which is 67% of $29.65, the closing price of our class A common stock on February 19, 2010. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2009.

(10)
Mr. McCartney elected to use 50% of his 2011 annual bonus of $229,507, or $114,754, to purchase 4,328 restricted stock units under our Management Stock Purchase Plan as of February 23, 2012. The number of restricted stock units was determined by dividing $114,754 by $26.51, which is 67% of $39.56, the closing price of our class A common stock on February 23, 2012. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2011.

(11)
For Mr. McCartney, none of the change in pension value for 2011 is attributable to benefits accrued during the year. The entire amount of the change shown in the table is due to the effect of Mr. McCartney being one year closer to his assumed retirement age and changes in the assumptions underlying the present value calculations at the end of 2010 and 2011, including a change in the discount rate assumption for the Pension Plan from 5.5% to 4.8% and for the Supplemental Plan from 5.4% to 4.6% and changes in the mortality assumptions underlying the calculations for both the Pension Plan and the Supplemental Plan. See footnote 1 following the 2011 Pension Benefits table for more details on these assumptions.

(12)
The amount indicated for Mr. McCartney in the All Other Compensation column for 2011 consists of automobile lease and maintenance expenses, term life and accidental death and dismemberment insurance premiums, automobile insurance payments, and the incremental cost to Watts Water of sporting event tickets used by Mr. McCartney.

(13)
Mr. McCartney elected to use 50% of his 2010 annual bonus of $210,204, or $105,102, to purchase 4,179 restricted stock units under our Management Stock Purchase Plan as of March 1, 2011. The number of restricted stock units was determined by dividing $105,102 by $25.15, which is 67% of $37.54, the closing price of our class A common stock on March 1, 2011. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2010.

(14)
Mr. McCartney elected to use 50% of his 2009 annual bonus of $280,820, or $140,410, to purchase 7,066 restricted stock units under our Management Stock Purchase Plan as of February 19, 2010. The number of restricted stock units was determined by dividing $140,410 by $19.87, which is 67% of $29.65, the closing price of our class A common stock on February 19, 2010. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2009.

(15)
Mr. Bagepalli commenced employment with us on October 17, 2011.

(16)
Mr. Bagepalli received a signing bonus of $75,000 following the commencement of his employment with us. Mr. Bagepalli will be required to reimburse us the full amount of the signing bonus in the event his employment with us terminates during his first twelve months of employment for any reason except for a termination initiated by the Company due to a reorganization or lack of work.

(17)
The amount indicated for Mr. Bagepalli in the All Other Compensation column for 2011 consists of an automobile allowance and term life and accidental death and dismemberment insurance premiums.

(18)
For consistency in the conversion rate used for each compensation element, the dollar amounts shown for Mr. Cawte under the Salary, Non-Equity Incentive Plan Compensation and All Other Compensation columns have been converted from British pounds into U.S. dollars as of the date of grant of restricted stock units under our Management Stock Purchase Plan each year using the following interbank conversion rates in effect on each such date:

      2011: 1.5746 U.S. dollars for one British pound as of February 23, 2012

      2010: 1.6169 U.S. dollars for one British pound as of March 1, 2011

      2009: 1.5612 U.S dollars for one British pound as of February 19, 2010

(19)
Mr. Cawte elected to use his entire 2011 annual bonus of $68,276 to purchase 2,575 restricted stock units under our Management Stock Purchase Plan as of February 23, 2012. The number of restricted stock units was determined by dividing $68,276 by $26.51, which is 67% of $39.56, the closing price of our class A common stock on February 23, 2012. The dollar amount of Mr. Cawte's bonus was determined based on the conversion rate of 1.5746 U.S. dollars for one British pound as of February 23, 2012. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2011.

(20)
Mr. Cawte does not participate in our Pension Plan or our Supplemental Plan.

(21)
The amount indicated for Mr. Cawte in the All Other Compensation column for 2011 consists of $58,016 paid to Mr. Cawte for investment in his personal retirement savings plan, disability and health insurance premiums of $33,668, professional services relating to Mr. Cawte's pension and an automobile allowance.

(22)
Mr. Cawte elected to use his entire 2010 annual bonus of $210,732 to purchase 8,379 restricted stock units under our Management Stock Purchase Plan as of March 1, 2011. The number of restricted stock units was determined by dividing $210,732 by $25.15, which is 67% of $37.54, the closing price of our class A common stock on March 1, 2011. The dollar amount of Mr. Cawte's bonus was determined based on the conversion rate of 1.6169 U.S. dollars for one British pound as of March 1, 2011. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2010.

(23)
Mr. Cawte elected to use his entire 2009 annual bonus of $87,864 to purchase 4,421 restricted stock units under our Management Stock Purchase Plan as of February 19, 2010. The number of restricted stock units was determined by dividing $87,864 by $19.87, which is 67% of $29.65, the closing price of our class A common stock on February 19, 2010. The dollar amount of Mr. Cawte's bonus was determined based on the conversion rate of 1.5612 U.S. dollars for one British pound as of February 19, 2010. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2009.

(24)
Mr. Lepage elected to use 75% of his 2011 annual bonus of $148,199, or $111,149, to purchase 4,192 restricted stock units under our Management Stock Purchase Plan as of February 23, 2012. The number of restricted stock units was determined by dividing $111,149 by $26.51, which is 67% of $39.56, the closing price of our class A common stock on February 23, 2012. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2011.

(25)
The amount indicated for Mr. Lepage in the All Other Compensation column for 2011 consists of automobile lease and maintenance expenses, term life and accidental death and dismemberment insurance premiums, automobile insurance payments, and the incremental cost to Watts Water of sporting event tickets used by Mr. Lepage.

(26)
Mr. Lepage elected to use 75% of his 2010 annual bonus of $123,395, or $92,546, to purchase 3,679 restricted stock units under our Management Stock Purchase Plan as of March 1, 2011. The number of restricted stock units was determined by dividing $92,546 by $25.15, which is 67% of $37.54, the closing price of our class A common stock on March 1, 2011. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2010.

(27)
Mr. Lepage elected to use 75% of his 2009 annual bonus of $119,273, or $89,454, to purchase 4,501 restricted stock units under our Management Stock Purchase Plan as of February 19, 2010. The number of restricted stock units was determined by dividing $89,454 by $19.87, which is 67% of $29.65, the closing price of our class A common stock on February 19, 2010. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2009.

(28)
Mr. O'Keefe resigned as our Chief Executive Officer and President on January 26, 2011 but remained an employee of Watts Water until August 3, 2011.

(29)
The amount indicated for Mr. O'Keefe in the Salary column for 2011 consists of payment of Mr. O'Keefe's salary through January 26, 2011 and short-term disability benefit payments from January 26, 2011 to August 3, 2011.

(30)
For Mr. O'Keefe, $767,914 of the change in pension value for 2011 is attributable to benefits accrued during the year and his decision to retire in 2011. The remaining $620,770 is due to the effect of Mr. O'Keefe being one year closer to his assumed retirement age and changes in the assumptions underlying the present value calculations at the end of 2010 and 2011, including a change in the discount rate assumption for the Pension Plan from 5.5% to 4.8% and for the Supplemental Plan from 5.4% to 4.6% and changes in the mortality assumptions underlying the calculations for both the Pension Plan and the Supplemental Plan. See footnote 1 following the 2011 Pension Benefits table for more details on these assumptions.

(31)
The amount indicated for Mr. O'Keefe in the All Other Compensation column for 2011 consists of separation payments of $1,735,576, automobile lease and maintenance expenses, an automobile allowance, payment of personal legal fees in connection with Mr. O'Keefe's separation from the Company, term life and accidental death and dismemberment insurance premiums, automobile insurance payments, and the incremental cost to Watts Water of sporting event tickets used by Mr. O'Keefe.

(32)
Mr. O'Keefe elected to use his entire 2010 annual bonus of $691,977 to purchase 27,513 restricted stock units under our Management Stock Purchase Plan as of March 1, 2011. The number of restricted stock units was determined by dividing $691,977 by $25.15, which is 67% of $37.54, the closing price of our class A common stock on March 1, 2011. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2010.

(33)
Mr. O'Keefe elected to use his entire 2009 annual bonus of $828,944 to purchase 41,718 restricted stock units under our Management Stock Purchase Plan as of February 19, 2010. The number of restricted stock units was determined by dividing $828,944 by $19.87, which is 67% of $29.65, the closing price of our class A common stock on February 19, 2010. The grant date fair value of the restricted stock units is included in the "Stock Awards" column for 2009.

Grants of Plan-Based Awards

        The following table shows information concerning grants of plan-based awards made during 2011 to the named executive officers.

2011 GRANTS OF PLAN-BASED AWARDS

							Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(4)
			Date of Compensation Committee or Board of Directors Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)								Exercise or Base Price of Option Awards ($/Sh)

Name	Grant Type(1)	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

David J.	EIBP	—	—	0	300,000	600,000	0	300,000	600,000	—	—	—	—
Coghlan	SIP	8/5/11	8/1/11	—	—	—	—	—	—	20,000	—	—	581,000
	SIP	8/5/11	8/1/11	—	—	—	—	—	—	—	60,000	29.05	611,400

William C.	EIBP	—	—	0	108,599	217,198	0	108,599	217,198	—	—	—	—
McCartney	SIP	8/5/11	8/1/11	—	—	—	—	—	—	8,333	—	—	242,074
	SIP	8/5/11	8/1/11	—	—	—	—	—	—	—	25,000	29.05	254,750

Srinivas K.	EIBP	—	—	0	37,771	75,542	—	—	—	—	—	—	—
Bagepalli	SIP	11/7/11	10/30/11	—	—	—	—	—	—	5,000	—	—	178,500
	SIP	11/7/11	10/30/11	—	—	—	—	—	—	—	15,000	35.70	193,500

J. Dennis	EIBP(5)	—	—	—	—	—	0	157,460	314,920	—	—	—	—
Cawte	SIP	8/5/11	8/1/11	—	—	—	—	—	—	3,333	—	—	96,824
	SIP	8/5/11	8/1/11	—	—	—	—	—	—	—	10,000	29.05	101,900

Kenneth R.	EIBP	—	—	—	35,063	70,125	0	105,188	210,375	—	—	—	—
Lepage	SIP	3/1/11	2/7/11	—	—	—	—	—	—	1,000	—	—	37,540
	SIP	8/5/11	8/1/11	—	—	—	—	—	—	5,000	—	—	145,250
	SIP	8/5/11	8/1/11	—	—	—	—	—	—	—	15,000	29.05	152,850

Patrick S.	EIBP	—	—	—	—	—	—	—	—	—	—	—	—
O'Keefe	SIP	—	—	—	—	—	—	—	—	—	—	—	—
	SIP	—	—	—	—	—	—	—	—	—	—	—	—

(1)
"EIBP" indicates awards under our Executive Incentive Bonus Plan and "SIP" indicates stock option or restricted stock awards under our 2004 Stock Incentive Plan.

(2)
The amounts in these columns indicate the possible payout amounts under our Executive Incentive Bonus Plan that the named executive officer elected to receive in cash.

(3)
The amounts in these columns indicate the possible payout amounts under our Executive Incentive Bonus Plan that the named executive officer has elected to use to purchase restricted stock units under our Management Stock Purchase Plan. For 2011, Mr. Cawte elected to contribute 100% of his performance bonus payment under the Executive Incentive Bonus Plan to the purchase of restricted stock units under the Management Stock Purchase Plan, Mr. Lepage elected to contribute 75% of his performance bonus payment under the Executive Incentive Bonus Plan to the purchase of restricted stock units under the Management Stock Purchase Plan and Mr. Coghlan and Mr. McCartney each elected to contribute 50% of his performance bonus payment under the Executive Incentive Bonus Plan to the purchase of restricted stock units under the Management Stock Purchase Plan. Mr. Bagepalli began employment with us in October 2011 and did not participate in the Management Stock Purchase Plan in 2011.

(4)
The amounts shown in this column represent the grant date fair value of each equity award as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(5)
The dollar amounts shown for Mr. Cawte under the Estimated Possible Payouts Under Equity Incentive Plan Awards columns have been converted from British pounds into U.S. dollars based on the conversion rate of 1.5746 U.S. dollars for one British pound as of February 23, 2012.

        The Compensation Committee approved the participants in our Executive Incentive Bonus Plan for fiscal 2011 at a meeting held on February 7, 2011. The target amounts shown under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column reflect the cash payments that would have been made to the named executive officers if we had achieved 100% of each of the performance objectives under the Executive Incentive Bonus Plan. The maximum amounts are 200% of such target amounts. Participants in the Executive Incentive Bonus Plan would have received no bonus payments if we had not exceeded the threshold performance levels under all of their assigned performance objectives. Target bonus amounts under the Executive Incentive Bonus Plan are determined as a percentage of base salary. For 2011, the target bonus amounts as a percentage of base salary for each of the named executive officers were 100% for Mr. Coghlan, 65% for Mr. McCartney, 55% for each of Mr. Bagepalli and Mr. Lepage, and 50% for Mr. Cawte. Mr. Bagepalli's target bonus amount for 2011 was prorated to account for the fact that he started employment with us during 2011.

        The target amounts shown under the Estimated Possible Payouts Under Equity Incentive Plan Awards column reflect the amount of the named executive officer's bonus payment that would have been allocated to the purchase of restricted stock units under our Management Stock Purchase Plan if we had achieved 100% of each of the performance objectives under the Executive Incentive Bonus Plan. The maximum amounts are 200% of such target amounts. Each of the named executive officers (other than Mr. Bagepalli) made an election under the Management Stock Purchase Plan prior to December 31, 2010 to receive restricted stock units in lieu of a specified percentage or dollar amount of his cash bonus payment for fiscal 2011 under the Executive Incentive Bonus Plan. Under the terms of our Management Stock Purchase Plan, the grant date for restricted stock units purchased by our executives is deemed to be the third business day after the date on which we release our year-end earnings to the public. We released our 2011 earnings to the public on February 20, 2012, and the date of grant of the restricted stock units purchased by our named executive officers using all or a portion of their 2011 bonus payment under the Executive Incentive Bonus Plan was February 23, 2012. Under our Management Stock Purchase Plan, the purchase price for restricted stock units is 67% of the closing price of our class A common stock on the date of grant. The purchase price for restricted stock units purchased by our named executive officers using all or a portion for their 2011 bonus payment was $26.51, which is 67% of $39.56, the closing sale price of our class A common stock on February 23, 2012. The restricted stock units vest in three equal annual installments beginning one year after the date of grant. At the end of the deferral period specified by the named executive officer under the Management Stock Purchase Plan, we will issue one share of class A common stock for each vested restricted stock unit. Cash dividends, equivalent to those paid on our class A common stock will be credited to the named executive officer's account for non-vested restricted stock units and will be paid in cash to the named executive officer when such restricted stock units become vested. Dividends will also be paid in cash to individuals for vested restricted stock units held during any deferral period.

        The Compensation Committee has adopted a practice that awards of stock options and restricted stock should be granted as of the third business day following the release of our most recent quarterly earnings to the public. The purpose for setting the grant date of stock options and restricted stock on a day following the release of our most recent quarterly earnings to the public is to ensure that we are using a date when the public markets have a maximum amount of information about our financial performance and have had a sufficient amount of time to understand and react to such information. The Compensation Committee typically approves annual stock option and restricted stock awards at its regularly scheduled third quarter meeting. On August 1, 2011, the Compensation Committee approved the annual grants of stock options and restricted stock as of the third business day following the release of our second quarter earnings to the public. Our second quarter earnings press release was issued on August 2, 2011, and the date of grant of the stock options and restricted stock awards for fiscal 2011 was August 5, 2011. The exercise price of the stock options is $29.05, which was the closing sale price of our class A common stock on August 5, 2011. In connection with the commencement of Mr. Bagepalli's employment with us, on October 30, 2011 the Compensation Committee approved the grant of stock options and restricted stock awards to Mr. Bagepalli as of the third business day following release of our third quarter earnings to the public, which day was November 7, 2011. On February 7, 2011, the Compensation Committee approved a special performance award of restricted stock to Mr. Lepage as of the third business day following release of our fourth quarter 2010 earnings to the public, which day was March 1, 2011. All stock options and restricted stock awards were granted under our 2004 Stock Incentive Plan. The stock options vest over four years at the rate of 25% per year beginning on the first anniversary of the date of grant. Vested stock options terminate upon the earlier of six months following termination of employment, subject to certain exceptions, or ten years from the date of grant. The restricted stock awards vest over three years at a rate of 33 1/3% each year beginning on the first anniversary of the date of grant. Unvested shares of restricted stock are automatically forfeited upon termination of an executive officer's employment for any reason other than death or disability.

        Stock options we grant under the 2004 Stock Incentive Plan may be either incentive or nonqualified options. In 2006, the Compensation Committee switched from granting incentive stock options to granting nonqualified stock options because the exercise of a nonqualified stock option results in a tax deduction for Watts Water that is not available in connection with the exercise of an incentive stock option. Under the 2004 Stock Incentive Plan, the exercise price for incentive stock option grants equals the market price of the class A common stock on the date of the grant with an exception for executives who own more than 10% of the combined voting power of our stock; for those employees, the exercise price is equal to 110% of the market price on the date of the grant. Under the 2004 Stock Incentive Plan, nonqualified stock options have an exercise price which may be no less than 50% of the market price on the date of the grant, although we have not granted any stock options under the 2004 Stock Incentive Plan with an exercise price below fair market value. We use the closing sale price of our class A common stock on the New York Stock Exchange on the date of grant to determine the exercise price of our stock options. The term of options under the 2004 Stock Incentive Plan is generally 10 years, with the exception of incentive stock option grants to owners of more than 10% of the combined voting power of our stock, in which case such grants terminate after five years. The Compensation Committee granted stock options for the purchase of an aggregate of 295,000 shares of class A common stock to 68 of our employees in 2011.

        Restricted stock awarded under the 2004 Stock Incentive Plan vests 33 1/3% per year over three years beginning with the first anniversary of the date of grant. The restricted stock award is an outright grant of stock to our employees at no cost to the employee. The stock is issued in the employee's name, the employee is able to vote the stock and the employee receives dividend payments on the stock. However, until the stock vests, the employee is not allowed to sell the stock, and any unvested shares of restricted stock are automatically forfeited back to Watts Water if the recipient's employment is terminated other than as a result of death or disability. Unvested shares of restricted stock are held in the employee's name in a special restricted account by our transfer agent in order to ensure that the shares are not sold prior to vesting and to facilitate transfer of unvested shares back to Watts Water in the event the recipient's employment is terminated. When the shares of restricted stock vest, the vested shares are issued to the employee and are no longer subject to restrictions on transfer or forfeiture. The Compensation Committee granted an aggregate of 99,331 restricted shares of class A common stock to 68 of our employees in 2011.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows information regarding unexercised stock options and unvested restricted stock and restricted stock units held by the named executive officers as of December 31, 2011.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

David J. Coghlan	8/1/08	11,250	3,750	29.35	8/1/18	—		—
	7/31/09	7,500	7,500	26.34	7/31/19	—		—
	8/6/10	7,500	22,500	33.65	8/6/20	—		—
	8/5/11	0	60,000	29.05	8/5/21	—		—
	7/31/09	—	—	—	—	1,667	(4)	57,028
	8/6/10	—	—	—	—	6,667	(4)	228,078
	8/5/11	—	—	—	—	20,000	(4)	684,200
	2/19/10	—	—	—	—	6,461	(5)	221,031
	3/1/11	—	—	—	—	5,377	(5)	183,947

William C. McCartney	8/3/04	25,000	0	25.02	8/3/14	—		—
	8/5/05	25,000	0	32.07	8/5/15	—		—
	8/4/06	12,500	0	35.20	8/4/16	—		—
	8/3/07	15,000	0	33.36	8/3/17	—		—
	8/1/08	11,250	3,750	29.35	8/1/18	—		—
	7/31/09	7,500	7,500	26.34	7/31/19	—		—
	8/6/10	6,250	18,750	33.65	8/6/20	—		—
	8/5/11	0	25,000	29.05	8/5/21	—		—
	7/31/09	—	—	—	—	1,667	(4)	57,028
	8/6/10	—	—	—	—	5,556	(4)	190,071
	8/5/11	—	—	—	—	8,333	(4)	285,072
	2/13/09	—	—	—	—	2,337	(5)	79,949
	2/19/10	—	—	—	—	4,711	(5)	161,163
	3/1/11	—	—	—	—	4,179	(5)	142,964

Srinivas K. Bagepalli	11/7/11	0	15,000	35.70	11/7/21	—		—
	11/7/11	—	—	—	—	5,000		171,050

J. Dennis Cawte	8/5/05	15,000	0	32.07	8/5/15	—		—
	8/4/06	7,500	0	35.20	8/4/16	—		—
	8/3/07	10,000	0	33.36	8/3/17	—		—
	8/1/08	7,500	2,500	29.35	8/1/18	—		—
	7/31/09	5,000	5,000	26.34	7/31/19	—		—
	8/6/10	2,500	7,500	33.65	8/6/20	—		—
	8/5/11	0	10,000	29.05	8/5/21	—		—
	7/31/09	—	—	—	—	1,111	(4)	38,007
	8/6/10	—	—	—	—	2,222	(4)	76,015
	8/5/11	—	—	—	—	3,333	(4)	114,022
	2/13/09	—	—	—	—	4,511	(5)	154,321
	2/19/10	—	—	—	—	2,947	(5)	100,817
	3/1/11	—	—	—	—	8,379	(5)	286,646

Kenneth R. Lepage	8/5/05	5,000	0	32.07	8/5/15	—		—
	8/4/06	3,000	0	35.20	8/4/16	—		—
	8/3/07	4,000	0	33.36	8/3/17	—		—
	8/1/08	4,500	1,500	29.35	8/1/18	—		—
	7/31/09	5,000	5,000	26.34	7/31/19	—		—
	8/6/10	3,750	11,250	33.65	8/6/20	—		—
	8/5/11	0	15,000	29.05	8/5/21	—		—
	7/31/09	—	—	—	—	1,111	(4)	38,007
	8/6/10	—	—	—	—	3,334	(4)	114,056
	3/1/11	—	—	—	—	1,000	(4)	34,210
	8/5/11	—	—	—	—	5,000	(4)	171,050
	2/13/09	—	—	—	—	1,489	(5)	50,939
	2/19/10	—	—	—	—	3,001	(5)	102,664
	3/1/11	—	—	—	—	3,679	(5)	125,859

Patrick S. O'Keefe	8/6/03	12,541	0	17.50	8/6/13	—		—
	8/3/04	50,000	0	25.02	8/3/14	—		—
	8/5/05	46,882	0	32.07	8/3/14	—		—
	8/4/06	25,000	0	35.20	8/3/14	—		—
	8/3/07	30,000	0	33.36	8/3/14	—		—
	8/1/08	30,000	0	29.35	8/3/14	—		—
	7/31/09	30,000	0	26.34	8/3/14	—		—
	8/6/10	60,000	0	33.65	8/3/14	—		—

(1)
The stock options listed in this column were granted under our 2004 Stock Incentive Plan and vest 25% per year beginning on the first anniversary of the date of grant.

(2)
The restricted stock units and restricted stock awards listed in this column vest over three years in equal annual installments beginning on the first anniversary of the date of grant.

(3)
In accordance with SEC rules, the market value of unvested shares of restricted stock and restricted stock units is determined by multiplying the number of such shares and units by $34.21, the closing market price of our class A common stock on December 30, 2011.

(4)
Consists of shares of restricted stock awarded under our 2004 Stock Incentive Plan.

(5)
Consists of restricted stock units purchased under the Management Stock Purchase Plan.

Option Exercises and Stock Vested

        The following table shows amounts received by the named executive officers upon exercise of stock options and vesting of restricted stock and restricted stock units during 2011.

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

David J. Coghlan	—	—	9,897	274,430	(3)

William C. McCartney	—	—	11,989	327,657	(4)

Srinivas K. Bagepalli	—	—	—	—

J. Dennis Cawte	30,000	454,077	10,513	282,417	(5)

Kenneth R. Lepage	—	—	6,958	189,320	(6)

Patrick S. O'Keefe	90,577	1,733,337	64,709	1,918,053

(1)
Reflects shares of class A common stock underlying restricted stock units purchased under the Management Stock Purchase Plan and shares of restricted stock awarded under the 2004 Stock Incentive Plan.

(2)
The value realized on vesting of restricted stock awards is determined by multiplying the number of shares that vested by the fair market value of our class A common stock on the vesting date. The value realized on vesting of restricted stock units represents the difference between the purchase price paid by the named executive officer for the vesting shares and the fair market value of our class A common stock on the vesting date.

(3)
Pursuant to the Management Stock Purchase Plan, Mr. Coghlan has elected to defer receipt of shares issuable upon settlement of restricted stock units representing $65,634 of the value recognized on vesting until February 19, 2013.

(4)
Pursuant to the Management Stock Purchase Plan, Mr. McCartney has elected to defer receipt of shares issuable upon settlement of restricted stock units representing $47,854 of the value recognized on vesting until February 19, 2013.

(5)
Pursuant to the Management Stock Purchase Plan, Mr. Cawte has elected to defer receipt of shares issuable upon settlement of restricted stock units representing $29,931 of the value recognized on vesting until February 19, 2013.

(6)
Pursuant to the Management Stock Purchase Plan, Mr. Lepage has elected to defer receipt of shares issuable upon settlement of restricted stock units representing $30,480 of the value recognized on vesting until February 19, 2013.

 Pension Benefits

        We maintain two defined benefit plans, both of which were frozen effective December 31, 2011. This means that benefit amounts under both plans will not reflect any pay or service earned after December 31, 2011. The Watts Water Technologies, Inc. Pension Plan, which we refer to as the Pension Plan, provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The Watts Water Technologies, Inc. Supplemental Employees Retirement Plan, which we refer to as the Supplemental Plan, provides several levels of benefits. The Supplemental Plan provides additional monthly benefits to (i) a select group of key executives, and (ii) other executives who will be affected by IRS and other plan-specific limits on Pension Plan Compensation. Details of these provisions are described below.

        The 2011 Pension Benefits Table below shows the named executive officers' years of benefit service, present value of accumulated benefit and payments during the last fiscal year under each of the plans. The following questions and answers provide you with information on the Pension Plan and the Supplemental Plan to assist you in understanding the 2011 Pension Benefits Table.

What does the term "Present Value of Accumulated Benefit" mean?

        The "Present Value of Accumulated Benefit" is the lump-sum value as of December 31, 2011 of the annual pension benefit earned as of December 31, 2011 payable under a plan for the executive's life beginning on the named executive officer's normal retirement age, reflecting current years of benefit service, current Final Average Compensation (generally the highest five consecutive years of the last ten), and current statutory and plan-specific benefit and pay limits. The normal retirement age is defined as age 65 under the Pension Plan and the Supplemental Plan, except for participants designated as Tier 1-T and Tier 1 who have a normal retirement age of 62 under the Supplemental Plan. Certain assumptions were used to determine the lump-sum value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described immediately following the 2011 Pension Benefits Table.

Pension Plan

What are the material terms and conditions of the Pension Plan?

        The eligibility requirements of the Pension Plan are attainment of age 21 and one year of service of 1,000 or more hours and hired on or before December 31, 2011. The Pension Plan provides for monthly benefits to, or on behalf of, each covered employee at age 65 and has provisions for early retirement after ten years of service and attainment of age 55 and surviving spouse benefits after five years of service. Covered employees who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit. The Pension Plan is subject to the Employee Retirement Income Security Act of 1974, as amended.

        The annual normal retirement benefit for employees under the Pension Plan is 1.67% of Final Average Compensation multiplied by years of benefit service (maximum 25 years), reduced by the Maximum Offset Allowance (as defined in the Pension Plan). For employment terminations after the 2001 plan year, annual compensation in excess of $200,000 per year (subject to cost of living adjustments) is disregarded under the Pension Plan for all purposes. For plan year 2011, this limit was $245,000. Compensation recognized under the Pension Plan includes base salary and annual cash bonus. As a result of the plan freeze effective December 31, 2011, compensation and service after 2011 is not considered in determining the benefit amount.

        In addition, benefits provided under the Pension Plan may not exceed an annual benefit limit under the Internal Revenue Code. In 2011, this limit was $195,000 payable as a single life annuity beginning at normal retirement age in 2011.

Are the named executive officers eligible for unreduced pensions at any age before normal retirement age?

        Participants may retire early at age 55 with 10 years of service, or at age 62 with 5 years of service. However, pension benefits under the Pension Plan are reduced for commencement prior to normal retirement age (age 65). Pension benefits are reduced by 5/9ths of 1% for each of the first 60 months and by 5/18ths of 1% for each of the next 60 months by which commencement of benefits precedes the normal retirement date.

What are the specific elements of compensation included in applying the payment and benefit formula?

        For the Pension Plan, compensation means the total compensation payable by Watts Water as reportable to the Federal Government for income tax purposes on Form W-2. Compensation also includes contributions to our 401(k) plan and any salary deferrals under our health care or dependent care reimbursement plans. Compensation does not include contributions made under the salary deferral agreements in conjunction with the Nonqualified Deferred Compensation Plan and the Management Stock Purchase Plan. In addition, compensation does not include stock awards, options or other taxable fringe benefits. For 2010 and 2011, compensation in excess of $245,000 is disregarded for purposes of determining benefits under the Pension Plan. As a result of the plan freeze effective December 31, 2011, compensation after 2011 is not considered in determining the benefit amount.

What is our policy with regard to granting extra years of benefit service?

        An eligible employee earns one year of benefit service for each plan year in which he completes 1,000 hours of service. Additional years of benefit service are not granted to participants in this plan, and no extra years of benefit service have been granted to the named executive officers. Each named executive officer's respective years of benefit service are included in the 2011 Pension Benefits Table. As a result of the plan freeze effective December 31, 2011, service after 2011 is not considered in determining benefit service under the Pension Plan.

Are lump sums available?

        Lump sums are generally only available on de minimis amounts (under $5,000). Based on current benefit levels, the named executive officers' benefits are only payable in the form of an annuity with monthly benefit payments.

Why did we have a Pension Plan and why was the Plan frozen?

        The Pension Plan was originally designed to provide tax-qualified pension benefits to employees. In 2011, we conducted an extensive review of our US retirement program and programs offered by similar organizations. That review indicated that the vast majority of comparison companies deliver their retirement benefits through 401(k)-type plans and do not offer pension plans. As part of the program review, we established a set of guiding principles to meet both employee and Company needs. Three of the most important principles were to:

  •
  Significantly improve the competitiveness of the 401(k) Plan,

  •
  Maintain or reduce expenses associated with the retirement program, and

  •
  Reduce financial volatility and risk for the Company.

        Based on findings of the program review, we determined that offering US employees an enhanced 401(k) plan would best meet employee and Company needs. As a result, we proposed changes to the US program which enhance the 401(k) Plan effective January 1, 2012 and freeze benefits earned under the pension plan as of December 31, 2011. The Board of Directors adopted the proposed changes at a meeting on October 31, 2011.

Is the Pension Plan funded?

        Yes. Benefits under the Pension Plan are funded by an irrevocable tax-exempt trust held at Bank of America. An executive's benefits under the Pension Plan are payable from the assets held by the tax-exempt trust.

Supplemental Plan

What are the material terms and conditions of the Supplemental Plan?

        The Supplemental Plan provides additional monthly benefits to (i) a select group of key executives under Tier 1-T or Tier 1, and (ii) other executives who will be affected by IRS and other plan-specific limits on Pension Plan Compensation. Benefits provided to executives under item (ii) above include amounts attributable to compensation actually paid in excess of the statutory qualified Pension Plan limit and amounts attributable to deferred compensation that would otherwise have been treated as pensionable wages under the qualified Pension Plan. Consistent with the changes described above to the Pension Plan, all benefits under the Supplemental Plan have been frozen effective December 31, 2011. This means that compensation and service after 2011 will not be considered in the benefit amounts payable under the Supplemental Plan.

        As previously approved by the Board of Directors, key executives in the select group under item (i) above may be eligible for Tier 1-T or Tier 1 benefits.

        Tier 1-T benefits are currently provided only to Mr. O'Keefe. The annual benefit under this Tier payable at normal retirement is equal to the difference between (1) 3.00% of the highest three-year Average Compensation multiplied by years of service, to a maximum of 50% of Average Compensation and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62. Compensation and service after 2011 are not considered in determining the Tier 1-T benefit.

        Tier 1 benefits are provided to certain executive officers selected by the Board. Mr. McCartney is the only named executive officer who participates in Tier 1 of the Supplemental Plan. The annual benefit under this Tier payable at normal retirement is equal to the difference between (1) 2% of the highest three-year Average Compensation multiplied by years of service up to ten years, plus 3% of Average Compensation times years of service in excess of ten years (but not to exceed a total of 20 years), to a maximum of 50% of Average Compensation and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62. Compensation and service after 2011 are not considered in determining the Tier 1 benefit.

        The Supplemental Plan also provides benefits to all other individuals who participate in the Pension Plan who will be affected by IRS or other plan-specific limits on Pension Plan compensation. The annual normal retirement benefit payable to these participants is equal to the difference between (1) the Pension Plan formula set forth above based on Annual Compensation up to a plan-specified limit ($364,460 for 2011), and (2) the Pension Plan formula above based on the qualified plan compensation limit ($245,000 for 2011). Compensation recognized under the Supplemental Plan is Form W-2 pay, including amounts deferred under the Management Stock Purchase Plan, the Nonqualified Deferred Compensation Plan, and pursuant to Sections 401(k) and 125 of the Internal Revenue Code, but excluding income realized upon the exercise of stock options. Compensation and service after 2011 are not considered in determining the benefits described in this paragraph.

        As of December 31, 2011, Mr. Bagepalli had not yet met the participation requirements for either the Pension Plan or the Supplemental Plan. Mr. Cawte does not participate in either the Pension Plan or the Supplemental Plan.

Are the named executive officers eligible for unreduced pensions at any age before normal retirement age?

        The normal retirement age is defined as age 62 under Tiers 1-T and 1 of the Supplemental Plan and age 65 for all other Supplemental Plan participants. As such, Mr. O'Keefe and Mr. McCartney are eligible for an unreduced Supplemental Plan benefit at age 62. Mr. O'Keefe has retired and elected to commence his Supplemental Plan benefits effective September 1, 2011. Benefits will be paid beginning March 1, 2012 in accordance with IRC Section 409A.

        Participants who are not under Tiers 1-T or 1 may retire early at age 55 with 10 years of service or at age 62 with 5 years of service. Those under Tiers 1-T or 1 may retire early at age 55 with 5 years of service. However, pension benefits under the Supplemental Plan are reduced for commencement prior to normal retirement age. Pension benefits are reduced by 5/9ths of 1% for each of the first 60 months (24 months for Tiers 1-T and 1) and by 5/18ths of 1% for each of the next 60 months by which commencement of benefits precedes the normal retirement date.

What are the specific elements of compensation included in applying the payment and benefit formula?

        For the Supplemental Plan, compensation means the total compensation payable by Watts Water as reportable to the Federal Government for income tax purposes on Form W-2. Compensation also includes contributions to the Watts Water 401(k) plan and any salary deferrals under our health care or dependent care reimbursement plans. Compensation also includes contributions made under the salary deferral agreements in conjunction with the Nonqualified Deferred Compensation Plan and the Management Stock Purchase Plan. Compensation does not include stock awards, options or other taxable fringe benefits. For benefits under Tiers 1-T and 1, compensation is not limited. For all other Supplemental Plan participants, compensation is subject to the annual limits described above. As a result of the plan freeze effective December 31, 2011, compensation after 2011 is not considered in determining the benefit amount.

Is the Supplemental Plan funded?

        No. The Supplemental Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Supplemental Plan are general unsecured creditors of Watts Water with respect to the payment of their Supplemental Plan benefits.

Why did we have a Supplemental Plan and why was the Plan frozen?

        Prior to 2012, the Supplemental Plan provided participants with benefits that may not be provided under the Pension Plan because of the limits on compensation and benefits. In the past, our Board of Directors also offered enhanced benefits under the Supplemental Plan, such as those provided under Tiers 1-T and 1, to a select group of key executives in order to provide competitive retirement benefits for these executives. In recent years, our Board of Directors has chosen not to offer enhanced benefits under the Supplemental Plan to any of our other executive officers. The Plan was frozen effective December 31, 2011 based on the findings from an extensive study we conducted as described further above. Effective January 1, 2012, employees who had previously earned benefits under the Supplemental Plan are able to contribute to the enhanced 401(k) Plan and will receive company-provided core and matching contributions.

What is our policy with regard to granting extra years of Benefit Service?

        Our policy with respect to the Supplemental Plan is identical to our policy with respect to the Pension Plan, as stated above.

Are lump sums available?

        Automatic lump sums will be paid to retirement eligible participants if the lump sum value of the Supplemental Plan benefit at retirement is less than $30,000. Based on current benefit levels, vested benefits for the named executive officers are only payable in the form of an annuity with monthly benefit payments.

2011 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

David J. Coghlan	Pension Plan	4	92,974	—

	Excess benefits under Supplemental Plan	4	55,318	—

	Total:		148,292	—

William C. McCartney	Pension Plan	27	727,590	—

	Tier 1 of Supplemental Plan	20	2,480,665	—

	Total:		3,208,255	—

Srinivas K. Bagepalli	—	—	—	—

J. Dennis Cawte	—	—	—	—

Kenneth R. Lepage	Pension Plan	8.76	110,927	—

	Excess benefits under Supplemental Plan	8.76	55,037	—

	Total:		165,964	—

Patrick S. O'Keefe	Pension Plan	9.95	301,943	—

	Tier 1-T of Supplemental Plan	9.95	4,918,770	—

	Total:		5,220,713	—

(1)
The assumptions regarding the calculation of the present value of the accumulated benefit are as follows:

•
Measurement Date: December 31, 2011

•
Interest Rate for Present Value: 4.8% for the Pension Plan and 4.6% for the Supplemental Plan

•
Mortality (Pre Commencement): None

•
Mortality (Post Commencement): The prescribed mortality assumption under Section 430(h)(3)(A) of the Internal Revenue Code for ERISA cash funding purposes, using static tables with separate mortality rates for annuitants and non-annuitants.

•
Withdrawal and disability rates: None

•
Retirement rates: None prior to normal retirement age

•
Normal Retirement Age: Age 65 under Pension Plan; age 62 under Supplemental Plan Tiers 1-T and 1; and age 65 for all other Supplemental Plan participants

•
Accumulated benefit is calculated based on Benefit Service and Compensation as of December 31, 2011.

•
All results shown are estimates only; actual benefits will be based on data, pay and years of service at time of retirement.

 Nonqualified Deferred Compensation

        Prior to 2012, we provided a Nonqualified Deferred Compensation Plan to all of our employees whose annual compensation was greater than $90,000, including the named executive officers. Of the named executive officers, only Mr. Lepage and Mr. O'Keefe have deferred compensation under the Nonqualified Deferred Compensation Plan, and Mr. O'Keefe did not defer any compensation under the plan during 2011. Under the Nonqualified Deferred Compensation Plan, participants were allowed to defer up to 100% of base salary and bonus. Participant deferrals earn returns based on the participant's selection from a list of investments that are generally the same as those provided in our 401(k) plan. The allocation of investments may be changed once each year. We did not make any matching contributions under the Nonqualified Deferred Compensation Plan.

        Generally, account balances under the Nonqualified Deferred Compensation Plan may be paid at the earliest of termination of employment, normal retirement, early retirement, or becoming disabled as a lump sum or systematic installments over ten years. Account balances may be distributed prior to retirement only in the event of a financial hardship due to an unforeseeable emergency, but not in excess of the amount needed to meet the hardship. Distributions from the Nonqualified Deferred Compensation Plan to our named executive officers cannot be made until at least six months after termination of employment. Mr. Lepage and Mr. O'Keefe did not receive any distributions, or make any withdrawals, from the Nonqualified Deferred Compensation Plan during 2011.

2011 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Kenneth R. Lepage	15,300	—	(12,636)	—	154,103

Patrick S. O'Keefe	—	—	(2,503)	—	181,761

Potential Payments Upon Termination or Change in Control

        Patrick S. O'Keefe resigned as our Chief Executive Officer, President and Director effective as of January 26, 2011. In connection with Mr. O'Keefe's resignation, we entered into a separation agreement with Mr. O'Keefe. Pursuant to the separation agreement, Mr. O'Keefe continued employment with us until August 3, 2011 and was entitled to receive $16,666.67 per month in compensation for his services, provided that, if Mr. O'Keefe's claim for short-term disability benefits under the Company's short-term disability plan was approved, Mr. O'Keefe would receive short-term disability benefits in lieu of such monthly payments. Mr. O'Keefe's claim for short-term disability benefits was approved, and he received such benefits in lieu of such monthly compensation from January 26, 2011 until August 3, 2011. Mr. O'Keefe was also provided with the continued use of his company-leased automobile through August 3, 2011. Following the termination of Mr. O'Keefe's employment on August 3, 2011 and Mr. O'Keefe's execution and non-revocation of a general release of claims, Mr. O'Keefe received the following payments and benefits pursuant to his separation agreement: (i) a cash severance payment of $2,860,000, which was equal to two years of Mr. O'Keefe's 2010 annual salary plus two years of bonus at Mr. O'Keefe's target bonus amount for 2010, payable 50% in an initial lump sum payment within ten days after August 3, 2011 and the balance in monthly installments over the following 24 months; (ii) accelerated vesting of all unvested stock options and restricted stock awards, and an extension in the time of exercise for the shorter of three years following Mr. O'Keefe's termination date or the original term of the option; (iii) a monthly cash payment equal to the monthly cost of Mr. O'Keefe's company-paid automobile lease through November 2011; (iv) a lump sum cash payment to compensate Mr. O'Keefe for four weeks' vacation time; and (v) a cash payment of $10,000 to reimburse Mr. O'Keefe for legal fees incurred in connection with the preparation of the separation agreement. The separation agreement also subjects Mr. O'Keefe to non-competition and non-solicitation covenants for a two-year period following the date of his termination.

        None of our other named executive officers has any arrangement that provides for severance payments. Under our 2004 Stock Incentive Plan, upon the termination of employment of a participant for any reason other than death or disability, all unvested stock options immediately terminate and unvested shares of restricted stock are automatically forfeited back to Watts Water. If the participant's employment is terminated for cause, all stock options immediately terminate regardless of whether they are vested or unvested. If a participant's employment is terminated by reason of death or disability, all unvested stock options and shares of restricted stock immediately vest in full and the options may be exercised for a period of twelve months from the date of such termination of employment. Under our 1996 Stock Option Plan, upon termination of employment of a participant by reason of retirement or death or disability, stock options that were vested on the date of such termination of employment may be exercised for a period of three months from the date of termination. If a participant's employment is terminated for any other reason, all stock options granted under our 1996 Stock Option Plan terminate immediately regardless of whether they are vested or unvested. Under our Management Stock Purchase Plan, upon the termination of employment of a participant for any reason including death or disability, all vested restricted stock units will be exchanged for shares of class A common stock and the participant will receive a cash payment equal to the lesser of (1) the original purchase price paid for the unvested restricted stock units plus interest, or (2) an amount equal to the number of unvested restricted stock units multiplied by the fair market value of our class A common stock on the termination date.

        None of our named executive officers is entitled to payment of any benefits upon a change in control of Watts Water, except that our 2004 Stock Incentive Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested stock options, shares of restricted stock, and restricted stock units will become fully vested. As of December 31, 2011, the named executive officers held the following unvested stock options, shares of restricted stock, and restricted stock units that would become fully vested upon a change in control.

Name	Number of Shares Underlying Unvested Options (#)	Value of Unvested Options ($)(1)	Number of Shares of Unvested Restricted Stock (#)	Value of Unvested Restricted Stock ($)(2)	Number of Shares Underlying Unvested Restricted Stock Units (#)	Value of Unvested Restricted Stock Units ($)(3)

David J. Coghlan	93,750	399,450	28,334	969,306	11,838	141,366

William C. McCartney	55,000	216,750	15,556	532,171	11,227	154,401

Srinivas K. Bagepalli	15,000	—	5,000	171,050	—	—

J. Dennis Cawte	25,000	107,300	6,666	228,044	15,837	212,724

Kenneth R. Lepage	32,750	130,340	10,445	357,323	8,169	107,576

Patrick S. O'Keefe	—	—	—	—	—	—

(1)
The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $34.21, the closing market price of our class A common stock on December 30, 2011, and then deducting the aggregate exercise price for these options.

(2)
The value of unvested shares of restricted stock was calculated by multiplying the number of shares of unvested restricted stock by $34.21, the closing market price of our class A common stock on December 30, 2011.

(3)
The value of unvested restricted stock units was calculated by multiplying the number of shares underlying unvested restricted stock units by $34.21, the closing market price of our class A common stock on December 30, 2011, and then deducting the aggregate purchase price paid for these restricted stock units.

        In the event their employment terminated as of December 31, 2011 in connection with a change in control of Watts Water, voluntary termination, death or disability, involuntary termination with cause, and involuntary termination without cause, the named executive officers would not receive any additional value under the Pension Plan or the Supplemental Plan over and above the value of their accumulated benefit as a result of their termination. Mr. O'Keefe retired during 2011 with an early retirement benefit under Tier 1-T of the Supplemental Plan. Mr. O'Keefe's benefit under the Pension Plan is payable beginning when he reaches age 65. Mr. McCartney is eligible for an early retirement benefit under both the Pension Plan and Tier 1 of the Supplemental Plan as of December 31, 2011. In the event Mr. McCartney retired as of December 31, 2011 and commenced a monthly annuity as of January 1, 2012, he would receive $180,119 in incremental additional value under the Supplemental Plan in addition to the amounts shown in the 2011 Pension Benefits table. While this amount is a present value, benefits would be paid in the form of an annuity. The 2011 Pension Benefits table assumes retirement at the earliest unreduced retirement age, which is age 62 for participants in the Supplemental Plan. The value of Mr. McCartney's benefits under the Supplemental Plan assuming retirement as of December 31, 2011 is greater than the amount shown in the 2011 Pension Benefits table since the value of the additional years of payment exceed the value of the additional early retirement reductions under the Supplemental Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires certain officers, directors and persons who own more than 10% of our class A common stock to file with the SEC initial reports of ownership and changes in ownership of our stock and provide copies of such forms to us. Based on a review of the copies of such forms provided to us and written representations furnished to us, we believe that during the year ended December 31, 2011, all reports required by Section 16(a) to be filed by these persons were filed on a timely basis.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Although Delaware law does not require that the selection by the Audit Committee of our independent registered public accounting firm be approved each year by the stockholders, the members of the Audit Committee and the other members of the Board believe it is appropriate to submit the selection of the independent registered public accounting firm to the stockholders for their ratification. The Audit Committee and the Board recommend that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm for 2012. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider its selection.

        We expect that representatives of KPMG will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

        During 2011, KPMG provided various audit, audit-related and tax services to us. The Audit Committee has adopted policies and procedures which require the Audit Committee to pre-approve all audit and non-audit services performed by KPMG in order to ensure that the provision of such services does not impair KPMG's independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period, and the Audit Committee sets specific limits on the amount of each such service we obtain from KPMG.

        The aggregate fees billed for professional services by KPMG in 2011 and 2010 for audit, audit-related, tax and non-audit services were:

Type of Fees	2011	2010
Audit Fees:	$3,641,477	$3,380,455
Audit-Related Fees:	$2,715	$2,650
Tax Fees:	$220,572	$124,363
All Other Fees:	$111,000	—

Total:	$3,975,764	$3,507,468

        Audit fees primarily include fees we paid KPMG for professional services for the audit of our annual financial statements included in our annual report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, such as consents. Audit fees for 2011 and 2010 also include the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees were for work performed by KPMG to allocate costs among entities within our European reporting segment. Tax fees include fees for tax compliance and tax advice. All other fees for 2011 include consulting services provided by KPMG to assess our implementation of a global enterprise resource planning system.

        Holders of voting rights sufficient to ratify the selection of KPMG as our independent registered public accounting firm have indicated to us an intention to vote in favor of this proposal.

        The Audit Committee and the Board of Directors recommend that stockholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2012.

 AUDIT COMMITTEE REPORT

        The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and the performance of our internal audit function. This includes the selection and evaluation of our independent registered public accounting firm, oversight of our systems of internal accounting and financial controls, a review of management's assessment and management of risk, a review of the annual independent audit of our consolidated financial statements and internal control over financial reporting, review of our Codes of Business Conduct and Ethics, the establishment of "whistle-blowing" procedures, and oversight of other compliance matters.

        The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2011 with our management. The Audit Committee also reviewed and discussed our audited consolidated financial statements, the audit of our internal control over financial reporting and the matters required to be discussed with KPMG LLP, our independent registered public accounting firm, by SAS No. 61, as amended (Codification of Statements on Auditing Standards, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from KPMG the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with KPMG the matters disclosed in this letter and their independence. The Audit Committee also considered whether KPMG's provision of other, non-audit related services to us is compatible with maintaining their independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 and selected KPMG as our independent registered public accounting firm for 2012.

The Audit Committee
John K. McGillicuddy, Chairman Bernard Baert Kennett F. Burnes Merilee Raines

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports and notices of Internet availability of proxy materials (if applicable). This means that only one copy of such materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address or telephone number: Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845, Attention: Kenneth Lepage, Secretary, (978) 688-1811, or you can request a copy of any such document by visiting the 2012 Annual Meeting page of our Internet website at http://www.wattswater.com/2012annualmeeting. If you want to receive separate copies of the annual report, proxy statement and Notice of Internet availability of proxy materials (if applicable) in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

STOCKHOLDER PROPOSALS

        In order for any stockholder proposal to be included in the proxy statement for our 2013 Annual Meeting of Stockholders, such proposal must be received at our principal executive offices, 815 Chestnut Street, North Andover, MA 01845, Attention: Kenneth Lepage, Secretary, not later than November 30, 2012 and must satisfy certain rules of the SEC.

        Nominations and proposals of stockholders may also be submitted to us for consideration at the 2013 Annual Meeting if certain conditions set forth in our bylaws are satisfied, but will not be included in the proxy materials unless the conditions set forth in the preceding paragraph are satisfied. Such nominations (or other stockholder proposals) must be delivered to or mailed and received by us not more than 120 days nor less than 75 days prior to the anniversary date of the 2012 Annual Meeting, which dates will be January 16, 2013 and March 2, 2013, respectively. Stockholder proposals received by us outside of these dates will be considered untimely received for consideration at such Annual Meeting. If the date of the 2013 Annual Meeting is subsequently moved to a date more than seven days (in the case of director nominations) or ten days (in the case of other stockholder proposals) prior to the anniversary date of the 2012 Annual Meeting, we will publicly disclose such change, and nominations or other proposals to be considered at the 2013 Annual Meeting must be received by us not later than the 20th day after such disclosure (or, if disclosed more than 75 days prior to such anniversary date, the later of 20 days following such disclosure or 75 days before the date of the 2013 Annual Meeting, as rescheduled). To submit a nomination or other proposal, a stockholder should send the nominee's name or proposal and appropriate supporting information required by our bylaws to the attention of our Secretary at the address provided above.

COMPANY # TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of 01 Robert L. Ayers 04 Richard J. Cathcart 07 John K. McGillicuddy Vote FOR Vote WITHHELD directors: 02 Bernard Baert 05 David J. Coghlan 08 Merilee Raines all nominees from all nominees 03 Kennett F. Burnes 06 W. Craig Kissel (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis - trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/wts Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 15, 2012. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 15, 2012. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Watts Water Technologies, Inc. 815 Chestnut Street North Andover, MA 01845-6098 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2012. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing the proxy, you revoke all prior proxies and appoint David J. Coghlan, William C. McCartney and Kenneth R. Lepage, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions. WATTS WATER TECHNOLOGIES, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 16, 2012 9:00 a.m. Watts Water Technologies, Inc. 815 Chestnut Street North Andover, Massachusetts 01845

WATTS WATER TECHNOLOGIES, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 16, 2012 9:00 a.m. Watts Water Technologies, Inc. 815 Chestnut Street North Andover, Massachusetts 01845 CLASS B COMMON STOCK PROXY This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2012. The shares of Class B Common Stock you hold in your account will be voted as you specify below. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing the proxy, you revoke all prior proxies and appoint David J. Coghlan, William C. McCartney and Kenneth R. Lepage, and each of them with full power of substitution, to vote your shares of Class B Common Stock on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of 01 Robert L. Ayers 04 Richard J. Cathcart 07 John K. McGillicuddy Vote FOR Vote WITHHELD directors: 02 Bernard Baert 05 David J. Coghlan 08 Merilee Raines all nominees from all nominees 03 Kennett F. Burnes 06 W. Craig Kissel (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.